FORM 1-K/A

(Amendment No. 1)

ANNUAL REPORT PURSUANT TO REGULATION A

For the year ended December 31, 2025

BEQUEST BONDS I, INC.

Commission File No. 024-12498

99-1995030

I.R.S Employer Identification No.

Delaware

(State or other jurisdiction of incorporation or organization)

1255 N Gulfstream Ave, Suite 101

Sarasota FL 34236

Office: (941) 957-9979

All correspondence:

Jonathan Sabo, Esq.

Dodson Robinette PLLC | Crowdfunding Lawyers

101 S. Woodrow Ln., Ste 101

Denton, TX 76205

(940) 205-5167

EMAIL FOR CORRESPONDENCE: jonathan@crowdfundinglawyers.net

Class A Bonds, Class B Bonds, Class C Bonds, Class D Bonds, Class E Bonds, Class F Bonds

(Title of each class of securities issued pursuant to Regulation A)

EXPLANATORY NOTE

Bequest Bonds I, Inc. (the “Company”) is filing this Amendment No. 1 on Form 1-K/A (this “Amendment”) to its Annual Report on Form 1-K for the year ended December 31, 2025, which was filed with the Securities and Exchange Commission on May 26, 2026 (the “Original Report”). The purposes of this Amendment are to:

(1) replace the financial statements in Item 7 with the Company’s financial statements as of and for the year ended December 31, 2025, as amended and reissued, together with the report of Hill, Barth & King LLC dated September 29, 2026. That report expresses an unmodified opinion, includes a section describing substantial doubt about the Company’s ability to continue as a going concern, and replaces that firm’s report dated May 15, 2026, in which it disclaimed an opinion;

(2) revise Item 2 and the related financial information in Items 1 and 5 to conform to the reissued financial statements; and

(3) correct statements in the Original Report concerning the timing of the Company’s management and ownership transition, the par value of the Company’s common stock, the carrying value of the Company’s investment in Bequest Funds, LLC, a bondholder repayment request, and transactions with affiliates.

Except as described above and under “Item 1. Business—Subsequent Developments,” this Amendment speaks as of the date of the Original Report and does not update the disclosures in the Original Report to reflect events occurring after that date. This Amendment should be read together with the Company’s filings with the Commission made after the Original Report.

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

We make statements in this Annual Report on Form 1-K (“Annual Report”) of Bequest Bonds I, Inc. (the “Company,” “we,” “our” or “us”) that are forward-looking statements within the meaning of the federal securities laws. The words “believe,” “estimate,” “expect,” “anticipate,” “intend,” “plan,” “seek,” “may,” and similar expressions or statements regarding future periods are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties, and other important factors that could cause our actual results, performance, achievements, or industry results to differ materially from any predictions of future results, performance, or achievements that we express or imply in this Annual Report or in the information incorporated by reference into this Annual Report. These risk factors include, but are not limited to, the factors referenced in the Bequest Bonds I, Inc. Amended Offering Circular filed pursuant to Regulation A, dated October 28, 2024 (“Offering Circular”), in the section entitled “RISK FACTORS” beginning on page 6, which are incorporated herein by reference to the Offering Circular.

The forward-looking statements included in this Annual Report are based upon our current expectations, plans, estimates, assumptions, and beliefs that involve numerous risks and uncertainties. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive, and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements. The Company does not promise to update any forward-looking statements to reflect changes in the underlying assumptions or factors, new information, future events, or other changes.

The Company’s financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The preparation of these financial statements requires our management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses, as well as the related disclosures of contingent assets and liabilities. These estimates are based on management’s historical industry experience and on various assumptions that are believed to be reasonable under the circumstances. Actual results may differ from these estimates.

i

Item 1. Business

Our Business

Bequest Bonds I, Inc. (the “Company”) is a Delaware corporation that invests in performing, re-performing, and non-performing residential mortgage loans (and related instruments) and, on a more limited basis, business loans, private real estate loans, and preferred equity and limited partner interests in target companies and funds engaged in similar activities. The Company funds these investments primarily with proceeds from the sale of its bonds and plans to repay its bonds with the proceeds of those investments.

The Company was originally formed as a Delaware limited liability company on February 15, 2024 under the name “Bequest Bonds I, LLC.” On August 30, 2024, the Company filed a Certificate of Conversion and Certificate of Incorporation with the Delaware Secretary of State pursuant to Section 265 of the Delaware General Corporation Law, converting from a limited liability company into a Delaware stock corporation under the name “Bequest Bonds I, Inc.” As of the date of the Original Report, the Company was owned entirely by Bequest Capital, LLC (the “Shareholder”) and managed by Bequest Capital, LLC pursuant to a Management Services Agreement. On June 30, 2026, the Company entered into a new Management Services Agreement with Bequest Asset Management, LLC (the “New Manager”), under which the New Manager’s services began on July 1, 2026, and, effective July 1, 2026, ownership of the Company was transferred to the New Manager. See “Subsequent Developments” below. The Company’s principal executive offices are located at 1255 N Gulfstream Avenue, Suite 101, Sarasota, Florida 34236.

The Company’s investment objectives are to (i) preserve and protect each bondholder’s invested capital, (ii) provide each bondholder with the periodic interest return commensurate with the class of bonds held, (iii) return each bondholder’s invested principal in accordance with the terms of the bonds, and (iv) generate additional profits which can be paid to the Shareholder after all bonds are paid in full. No assurance can be given that these objectives will be attained, and the value of the Company’s investments may decrease.

Company History and Management Structure

The Company was originally formed in February 2024 and converted to a Delaware corporation in August 2024. The Company’s offering of bonds was qualified by the U.S. Securities and Exchange Commission under Regulation A on February 1, 2025, and the Company began acquiring assets in Q2 2025. During 2025, the Company was managed under a Management Services Agreement originally dated April 1, 2024 (the “Management Agreement”) between the Company and LMMS Management, LLC. By an Assignment of Management Services Agreement dated June 2, 2025, LMMS Management, LLC assigned all of its right, title, and interest in the Management Agreement to Bequest Capital, LLC, the Company’s sole owner. LMMS Management, LLC has since been dissolved. This Management Agreement remained in force through June 30, 2026, and was replaced by a new Management Services Agreement (“New Management Agreement”) with Bequest Asset Management, LLC entered into on June 30, 2026, with services beginning July 1, 2026. See “Recent Developments” and “Subsequent Developments” below.

As of the date of this filing, neither the Company, the Shareholder, the Manager, nor any executive officer or director of any of these entities has been a debtor in any bankruptcy, receivership, or similar proceeding. There has not been any material reclassification, merger, consolidation, or purchase or sale of a significant amount of assets of the Company outside the ordinary course of business.

Investment Strategy

The Company’s investment strategy is to deploy bond proceeds into a diversified portfolio of debt and debt-related instruments, with a primary focus on residential mortgage loans, executed through both direct acquisitions and investments in target companies and funds. The Company conducts its investments both directly, by purchasing loans for its own account, and indirectly, by acquiring preferred equity, limited partner, or similar interests in pooled investment vehicles (primarily expected to be affiliated companies) that themselves acquire and manage loans and related instruments. The Company’s strategy emphasizes direct acquisitions, supplemented by selective fund and preferred equity investments where the Company can access exposure to specific asset types or sourcing relationships not readily available through direct purchase.

Investments

During 2025, the Company directly acquired a portfolio of 22 performing residential second-lien mortgage loans and acquired a preferred equity interest in Bequest Funds, LLC, a related-party fund. See “Operations During 2025” below.

As of May 19, 2026, giving effect to the SA1248 Acquisition described under “Recent Developments” below, the Company holds an outstanding unpaid principal balance of approximately $3,301,000 across 40 loans, and an aggregate appraised property value of approximately $18.9 million. The portfolio has a weighted average combined loan-to-value (CLTV) of approximately 67% and a weighted average investment-to-value (ITV, defined as the sum of senior lien balances plus the Company’s cost basis, divided by appraised property value) of approximately 64%. Interest rates on the loans range from approximately 7.00% to 14.75% per annum, averaging approximately 11.1% on a balance-weighted basis. The loans are fully amortizing fixed-rate loans, secured by owner-occupied single-family residential properties located in approximately 18 states, with no single loan representing more than approximately 5% of the Company’s outstanding loan portfolio. Approximately 76.47% of the loans (by count) are contract current, 17.65% are 1-30 days delinquent, 2.94% 61-90 days delinquent and 2.94% are 121+ days delinquent as of the date of this Annual Report.

As of May 19, 2026, the Company’s other primary asset was its preferred equity interest in Bequest Funds, LLC, with a carrying value of approximately $2,856,540 (its restated capital account of $2,381,540 at December 31, 2025, plus $475,000 of additional contributions in January 2026), an affiliate of the Shareholder, the New Manager, and the Principals. The preferred equity earns an Operating Preferred Return of 10% per annum under a side letter with Bequest Funds, LLC, the rate under Bequest Funds, LLC’s operating agreement is 9%. The Company’s preferred equity holds the same priority position as other preferred equity investors in Bequest Funds, LLC. Redemptions of the preferred equity are made at the discretion of the manager of Bequest Funds, LLC (which is also the Shareholder) in accordance with the operating documents of that vehicle. In January 2026, Bequest Funds, LLC suspended payment of operating preferred returns (no payments were made to the Company for the months of February through July 2026) after identifying that it had, at various times, made operating preferred return payments earlier than permitted under its operating agreement. The Company’s preferred returns continue to accrue, and it is expected that Bequest Funds, LLC will resume payment of operating preferred returns within the next several months, but the timing of such payments is not currently known. In addition, the Company’s ability to obtain redemptions of its preferred equity in Bequest Funds, LLC may be disrupted for at least the next several months. See also Note 13 to the financial statements included in this Annual Report.

The Company invests, or may invest, in the following categories of assets:

Residential Mortgage Loans. The Company’s primary asset class is residential mortgage loans, including performing, re-performing, and non-performing first-lien and second-lien loans. A residential mortgage loan is generally treated as performing if the borrower is current on payments under the note, re-performing if the borrower has returned to current status for at least six months after a period of delinquency, and non-performing if the borrower has failed to make payments for at least 90 days. As of December 31, 2025, the Company’s directly held loan portfolio consisted entirely of performing residential second-lien mortgages.

Preferred Equity and Fund Interests. The Company may acquire preferred equity, limited partner, or similar interests in pooled investment vehicles and operating entities that themselves acquire and manage loans, real estate, or related instruments. Such interests typically entitle the Company to a stated preferred return and contractual redemption rights. As of December 31, 2025, the Company held a preferred equity interest in Bequest Funds, LLC. Bequest Funds, LLC is an affiliate of the Shareholder, the New Manager, and the Principals. See “Item 5. Interest of Management and Others in Certain Transactions.”

Business Loans. The Company may acquire business loans and business notes originated in connection with business sales or working-capital financings. Where the Company acquires this asset class, it expects to evaluate the borrower’s business operations, business assets, the strength of any personal guaranty, and available collateral in order to assess creditworthiness and valuation.

Private Real Estate Loans. The Company may, on an opportunistic basis, originate or acquire private real estate loans extended to third-party real estate investors and rehabbers. The Company has not committed to specific economic terms, lien positions, or maturities for this asset class, and intends to evaluate any such loans on a case-by-case basis based on prevailing market conditions. The Company did not originate or acquire any such loans during 2025.

Speculative Debt-Related Sleeve. The Company may allocate up to 10% of its total invested capital to more speculative debt-related assets, which may include consumer loans and asset-backed receivables (such as factoring, equipment finance, or merchant cash advance receivables), in each case acquired indirectly through a sponsor or fund and structured as a business loan or fund interest. The Company does not expect to originate or acquire consumer loans or asset-backed receivables directly.

Investment Guidelines

The Company applies the following general guidelines in evaluating directly acquired residential mortgage loans:

●	Geography. Loans secured by real property located in the United States.

●	Lien Position. First-lien or second-lien mortgages.

●	Borrower Equity. Generally, a minimum of 20% borrower equity in the underlying property at the time of acquisition.

●	Target Gross Yield. Target gross yield of 8% to 14% on directly acquired loans.

●	Concentration. No single loan is expected to represent more than 5% of the Company’s invested capital. The Company has not adopted concentration limits by state of property location or by originator.

These guidelines are not investment covenants and may be adjusted by the New Manager and the Investment Committee from time to time as market conditions warrant. The Company has not adopted a target individual loan size; loan sizes are determined on a case-by-case basis.

Sourcing

The Company sources investments from a network of third-party loan originators, loan servicers, wholesale note sellers, secondary-market sellers, and other lending-industry participants, as well as from affiliates of the New Manager. Affiliated transactions are conducted on terms intended to be substantially equivalent to those that would apply to a similarly situated unaffiliated investor. See “Item 5. Interest of Management and Others in Certain Transactions.”

Real Estate Loan Operations

For directly acquired residential mortgage loans, the Company conducts operations through four general stages prior to liquidation of a loan:

Administration. The Company sends each newly acquired loan to a licensed independent loan servicing company. The Company has used FCI Lender Services, Inc. as its loan servicer. Following onboarding, the Company sends required legal notices to the homeowner of the underlying property, reviews collateral files and the loan accounting, and records the assignment of mortgage in the appropriate jurisdictions to perfect the Company’s security interest.

Risk Management. The Company assesses the risks associated with holding each loan, including the status of any other liens on the underlying property, the property’s tax and insurance status, and any special liens or other title issues that could affect the Company’s collateral position. For non-performing loans (none of which were held as of December 31, 2025), or where defaults occur on a previously performing loan, the New Manager applies its experience in working out or modifying loans with the goal of returning borrowers to performing status.

Borrower Management. Routine borrower management is handled by the loan servicer. In the event a loan becomes non-performing, the Company follows up with the borrower to assess the homeowner’s intentions and determine the best course of action. Depending on the borrower’s circumstances, which can range from cooperative to hostile, and from solvent to in bankruptcy or deceased, the New Manager designs a plan that may involve modification, repayment terms, or, where appropriate, legal action. Where a loan was acquired with a warranty of performance from the seller, the Company will work with the seller to address default events covered by such warranty.

Exit Strategies. The Company derives revenue from several exit strategies. Its primary exit strategy is to hold a loan and collect payments until the loan is refinanced, paid off, or sold. Depending on the cash flow and market value of a loan, the Company may continue to hold and service it or may sell the loan to a third party. Exit revenue may take the form of partial then full payments over time, full payments with arrears paid at exit, discounted or short-term payment of arrears combined with monthly payments, or various combinations thereof. The Company may also refinance or restructure loans, and may offer seller assistance in cases involving cooperative homeowners.

Preferred Equity and Fund Investments

For preferred equity, limited partner, and similar fund interests, the Company conducts due diligence on the sponsor, the underlying investment strategy, the contractual return profile, redemption rights, and reporting practices of the target vehicle. The Company’s preferred equity investment in Bequest Funds, LLC is described under “Operations During 2025” and “Item 5. Interest of Management and Others in Certain Transactions.”

Operations During 2025

During the year ended December 31, 2025, the Company deployed bond proceeds across two principal investments:

Investment in Bequest Funds, LLC. During 2025, the Company acquired a preferred equity interest in Bequest Funds, LLC, with cash contributions totaling $2,932,000 during the year. The Company received $559,400 from Bequest Funds, LLC in respect of 2025, comprising a $450,000 withdrawal of invested capital in November 2025 and $109,400 of payments originally characterized as preferred return (of which $21,290 was received on January 2, 2026). Following the restatement of investor capital accounts by the administrator of Bequest Funds, LLC, prepared with the assistance of Withum, $100,460 of those payments was recharacterized as a return of capital. As a result, the Company recognized $8,940 of preferred return income for the year, and its investment in Bequest Funds, LLC was carried at $2,381,540 at December 31, 2025. Bequest Funds, LLC is an affiliate of the Shareholder, the New Manager, and the Principals. See “Item 5. Interest of Management and Others in Certain Transactions.”

Acquisition of Residential Second-Lien Mortgage Loan Portfolio. On December 2, 2025, the Company acquired a portfolio of 22 performing residential second-lien mortgage loans originated by an unaffiliated third party, Lendage, LLC d/b/a Achieve Loans. The loans were purchased through Bequest Legacy Fund I, LLC, an affiliate of the Company, acting as purchasing conduit: the Company advanced the full purchase price of $1,502,895 (including $29,139 of accrued interest), and Bequest Legacy Fund I, LLC transferred the loans to the Company by bill of sale on the same day at its exact cost, without markup or fee. See “Item 5. Interest of Management and Others in Certain Transactions.” At December 31, 2025, the portfolio was carried at a fair value of $1,510,770 (amortized cost of $1,499,561 plus a net unrealized gain of $11,209). FCI Lender Services, Inc. serves as the loan servicer for this portfolio.

The Company did not acquire commercial real estate, real estate technology investments, business loans, or private real estate loans during 2025.

Recent Developments

Strategic Refocus on Private Credit. During the first quarter of 2026, the Company refocused its investment strategy more specifically on private credit opportunities, with primary emphasis on the residential mortgage loan and fund preferred equity strategies described under “Investment Strategy” above. As part of this refocus, the Company determined that it does not intend to pursue commercial real estate or real estate technology investments going forward, and the descriptions of those strategies that appeared in the Company’s offering circular and prior periodic reports no longer reflect the Company’s current investment focus.

Manager Change. At the date of the Original Report, Bequest Capital, LLC was the Company’s manager. On June 30, 2026, the Company entered into a new Management Services Agreement with Bequest Asset Management, LLC, a Delaware limited liability company organized on March 31, 2026, and appointed it as the Company’s manager, replacing Bequest Capital, LLC in that role; services under the new agreement began July 1, 2026. See “Item 6. New Management Services Agreement.” The Investment Committee was also reconstituted in connection with the management transition. See “Item 3. Directors and Officers.”

Temporary Suspension of Payment of Operating Preferred Returns by Bequest Funds, LLC. In January 2026, Bequest Funds, LLC (into which the Company had invested approximately 54% of its assets as of December 31, 2025) identified that it had, at various times, made operating preferred return payments earlier than permitted under its operating agreement. In January 2026, Bequest Funds, LLC suspended payment of operating preferred returns while it evaluates the matter and determines appropriate remedial measures. While the Company’s preferred returns continue to accrue and it is expected that Bequest Funds, LLC will resume payment of operating preferred returns within the next several months, the timing of such payments is not currently known, and the Company is unlikely to be able to redeem portions of its investment in Bequest Funds, LLC until payments of preferred returns resume. Additionally, because Bequest Funds, LLC’s investigation is ongoing, the potential effects on the carrying value of the Company’s investment in Bequest Funds, LLC, the related receivable and payable balances with the Affiliated Funds, and the recognition of preferred return income in future periods cannot be reasonably estimated as of the date of this Annual Report. See “Item 5. Interest of Management and Others in Certain Transactions” and Note 13 to the financial statements included in this Annual Report.

Subsequent Acquisition of SA1248 Loan Portfolio. On May 19, 2026, the Company acquired a portfolio of 12 performing residential second-lien mortgage loans (the “SA1248 Portfolio”) from an unaffiliated third-party seller, Harwood Asset Management, LLC, in a transaction sourced through SitusAMC and governed by a Mortgage Loan Purchase Agreement governed by the laws of the State of Texas. The aggregate purchase price was $1,316,649.19, consisting of $1,303,876.50 of principal proceeds (representing approximately 87.39% of the aggregate unpaid principal balance of $1,492,023.32 as of the May 14, 2026 cut-off date) and $12,772.69 of accrued interest. The 12 loans are secured by owner-occupied single-family residential properties located in California, Nevada, Utah, Arizona, Georgia, Pennsylvania, New Jersey, Massachusetts, Virginia, and Illinois, bear stated interest rates ranging from 7.00% to 13.46% per annum, and have a weighted average note rate of approximately 10.10%. Standard repurchase remedies for document deficiencies under the Mortgage Loan Purchase Agreement remain available to the Company for 120 days following the closing.

After giving effect to the SA1248 Portfolio acquisition, as of the date of this Annual Report the Company holds approximately 40 directly held residential second-lien mortgage loans with an aggregate unpaid principal balance of approximately $3,301,000 and an aggregate cost basis of approximately $2,921,000. The weighted average combined loan-to-value of the combined portfolio decreased from approximately 71% (immediately prior to the SA1248 closing) to approximately 67%, and the weighted average note rate of the combined portfolio decreased from approximately 11.9% to approximately 11.1%, reflecting the lower-rate, lower-CLTV characteristics of certain of the SA1248 loans.

Subsequent Developments

The following developments occurred after the date of the Original Report. They are described in more detail in Note 13 to the reissued financial statements included in this Amendment.

Management and ownership. On June 30, 2026, the Company entered into a new Management Services Agreement with Bequest Asset Management, LLC (“BAM”), under which BAM’s services and management fee entitlement began on July 1, 2026. Effective July 1, 2026, pursuant to a Transfer Agreement among Bequest Capital, LLC, BAM and the Company, all equity and ownership interests in the Company were transferred from Bequest Capital, LLC to BAM for no cash consideration, and the Company issued its 75,000 authorized shares of common stock, par value $0.001 per share, to BAM. Effective July 15, 2026, Martin Saenz resigned as President and as a director of the Company. BAM is owned by Shawn Muneio (approximately 42.5%), David Friedman (approximately 28.75%) and James Keefe (approximately 28.75%).

Administration and bond register. Effective July 1, 2026, Apex Group Ltd. succeeded Formidium Corp. as the Company’s fund administrator. On September 24, 2026, the Company completed the transition of its bondholder records from Industry FinTech (IFT) to the Agora investor platform, on which the Company maintains its own register of bonds.

Mortgage loan acquisitions from affiliates. On July 7, 2026, the Company acquired three residential mortgage loans from Bequest Equity Fund V, LLC, an affiliate, for an aggregate purchase price of $66,460. On July 31, 2026, the Company acquired eight performing residential mortgage loans from affiliates, seven (six first-lien and one second-lien) from Bequest Funds, LLC and one second-lien loan from Bequest Legacy Fund I, LLC, for a combined purchase price of $561,162, exclusive of accrued interest, paid in cash (approximately 87.5% of unpaid principal balance). The purchase was supported by a pricing fairness analysis benchmarked to the Company’s May 2026 arm’s-length acquisition and was approved by the Investment Committee.

On September 30, 2026, the Company completed the acquisition of 28 residential mortgage loans from affiliates under mortgage loan purchase agreements with a cut-off date of September 25, 2026: 23 loans from Bequest Funds, LLC for a purchase price of $1,046,010 (approximately 74% of their unpaid principal balance of $1,418,063), plus accrued interest of $4,844, of which $369,027 was payable at the seller’s direction to its lender to release 18 of the loans from a pledge; and five loans from Bequest Legacy Fund I, LLC for a purchase price of $414,564 (approximately 90% of their unpaid principal balance of $462,897), plus accrued interest of $5,651. The purchase prices are supported by pricing fairness analyses benchmarked to the Company’s arm’s-length acquisitions. Total funding for the two purchases was $1,471,070.

Business loan. On July 22, 2026, the Company made a $712,165.50 term loan to Nexa Asset Acquisitions LLC, an unaffiliated purchaser and collector of consumer receivables. The loan is secured by a first-priority security interest in a designated pool of consumer receivables and the related collections, together with a limited guaranty (the collateral does not include real property), and bears interest at a stated rate of 10% per annum, payable monthly from collections. On July 27, 2026, the borrower made a required closing-date prepayment of $370,068, of which $361,318 was applied to principal and $8,750 reimbursed the Company’s transaction expenses. The loan is secured by a pool of consumer receivables and related collections, not by real property.

Bequest Funds, LLC. In August 2026, Bequest Funds, LLC resumed payment of operating preferred returns to the Company on a current-month basis ($17,960.78 on each of August 5 and September 4, 2026). Those payments were calculated at 9% and omitted the January 2026 contributions; the $11,908 shortfall against the 10% side-letter rate is to be paid in October 2026. Amounts that accrued during the suspension period remain outstanding.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion of the Company’s financial condition and results of operations should be read in conjunction with the Company’s audited financial statements and the related notes thereto contained in this Annual Report on Form 1-K (this “Annual Report”) under “Item 7. Financial Statements.” The following discussion contains forward-looking statements that reflect management’s plans, estimates, and beliefs. Actual results could differ materially from those discussed in any forward-looking statement. Unless otherwise indicated, the financial information discussed below is as of, or for the year ended, December 31, 2025.

The Company’s prior fiscal period was a partial period from the Company’s inception on February 15, 2024, through December 31, 2024 (the “Inception Period”). During the Inception Period, the Company had not yet been qualified to issue bonds under Regulation A, did not raise any bond capital, and did not hold any investment assets. As a result, the period-over-period comparisons in the discussion below are limited and, for many line items, are not meaningful.

Overview

The Company’s offering of bonds was qualified by the U.S. Securities and Exchange Commission under Regulation A on February 1, 2025, and the Company began selling bonds and deploying proceeds shortly thereafter. During the year ended December 31, 2025, the Company:

●	Issued bonds across six classes (Series A Classes A, B, C, D, E, and F) under its qualified Regulation A offering, with 4,640 bonds outstanding as of December 31, 2025 and approximately $4,640,000 of aggregate principal reflected as payable to bondholders on the Company’s balance sheet at year end;

●	Acquired a preferred equity interest in Bequest Funds, LLC, with gross cash contributions of $2,932,000 during the year and a $450,000 withdrawal of invested capital, and recognized $8,940 of preferred return income after $100,460 of payments was recharacterized as return of capital, resulting in a carrying value of $2,381,540 at year end;

●	Acquired a portfolio of 22 performing residential second-lien mortgage loans in December 2025 for an aggregate cost of approximately $1,499,561, carried at a fair value of $1,510,770 at year end; and

●	Held cash and cash equivalents of $437,249 at year end, available for redeployment into additional investments.

The Company recognized total investment income of $36,192 for the year and incurred total operating expenses of $390,857, resulting in a net investment loss of $(354,665). After net realized and unrealized gains of $11,972 on the Company’s investment portfolio, the Company recognized a net loss of $(342,693) for the year ended December 31, 2025, compared to a net loss of $(38,142) for the Inception Period.

Results of Operations

Comparison of the Year Ended December 31, 2025 to the Inception Period (February 15, 2024, through December 31, 2024)

Investment Income. Total investment income was $36,192 for the year ended December 31, 2025, compared to $0 for the Inception Period. Investment income consisted of (i) $8,940 of preferred return income from the Company’s preferred equity interest in Bequest Funds, LLC, net of $100,460 of payments recharacterized as return of capital following the restatement of that fund’s investor capital accounts, (ii) $18,455 of interest income earned principally on the Company’s residential mortgage loan portfolio (substantially all of which was acquired in December 2025) and on short-term cash management positions held pending deployment, and (iii) $8,797 of dividend income from short-term money-market and similar liquidity instruments. The increase in investment income reflects the fact that the Company first deployed bond proceeds during 2025 following Regulation A qualification, whereas no investments were held during the Inception Period.

Operating Expenses. Total operating expenses were $390,857 for the year ended December 31, 2025, compared to $38,142 for the Inception Period, an increase of $352,715. The principal components of operating expenses for 2025 were:

●	Interest expense of $122,732, comprising interest accrued or paid on the Company’s outstanding bonds. Interest expense in the Inception Period was $1,988 and related to a related-party committed line of credit. The substantial increase in 2025 reflects the fact that the Company had no bonds outstanding during the Inception Period and began issuing bonds following Regulation A qualification on February 1, 2025.

●	Professional fees of $103,604, comprising legal, accounting, audit, tax, and similar professional service fees, including fees associated with the Regulation A offering, ongoing offering compliance, the Company’s first full audit cycle as an operating issuer, and various corporate matters. Professional fees were $21,000 in the Inception Period and increased materially in 2025 as the Company moved from formation activities to active offering and operations.

●	Filing costs of $16,750, relating to the Company’s Regulation A filings, which the reissued financial statements present separately (they were included in professional fees in the Original Report).

●	Management fees of $57,960, payable to the Shareholder (previously the Company’s manager) under the Management Services Agreement at an annualized rate of 3.0% of the Company’s invested capital, calculated as of the last calendar day of each month. No management fees were incurred during the Inception Period because the Company had no invested capital. Management fees grew over the course of 2025 as the Company’s invested capital base expanded.

●	Brokerage and commissions of $36,678, comprising selling commissions and similar costs paid in connection with the bond offering. None were incurred in the Inception Period.

●	Administration fees of $27,000, payable to the Company’s third-party fund administrator. None were incurred in the Inception Period.

●	Other expenses of $26,133, comprising bank fees, insurance, regulatory and ongoing filing costs, and other ordinary-course operating expenses. The Inception Period included $15,154 of filing costs related to the Company’s formation, conversion to a Delaware corporation, and Regulation A qualification, which the Company classified separately as “Filing Costs” in its 2024 financial statements.

Realized and Unrealized Gains. The Company recognized $11,972 of net realized and unrealized gains for the year ended December 31, 2025, consisting of $422 of net realized gains on mortgage loan dispositions, $341 of net realized gains on short-term securities used in cash management, and $11,209 of net unrealized appreciation on the Company’s residential mortgage loan portfolio, which is measured at fair value under the Company’s Global Mortgage Loan Valuation Policy. There were no realized or unrealized gains or losses in the Inception Period.

Net Loss. The Company recognized a net loss of $(342,693) for the year ended December 31, 2025, compared to a net loss of $(38,142) for the Inception Period. The increased net loss principally reflects (i) the start-up nature of the Company’s operations during 2025, (ii) the timing mismatch between the issuance of interest-bearing bonds beginning in February 2025 and the deployment of bond proceeds into income-producing investments (with the most significant single deployment, the residential mortgage loan portfolio, occurring in December 2025 and therefore contributing only a partial month of interest income to 2025 results), and (iii) the Company’s bearing of full-year fixed and variable operating expenses while only a portion of the Company’s capital base was deployed into income-producing assets during the year.

Compared with the financial statements included in the Original Report, the net loss increased by $92,585, principally because $100,460 of payments from Bequest Funds, LLC originally recorded as preferred return income was recharacterized as return of capital, partially offset by a $7,874 increase in net realized and unrealized gains from measuring mortgage loans at fair value.

Liquidity and Capital Resources

Sources of Liquidity. The Company’s principal sources of liquidity during 2025 were (i) gross proceeds from the sale of bonds under the Company’s Regulation A offering, (ii) cash flows generated by the Company’s investments, including preferred return distributions and partial redemptions from Bequest Funds, LLC, scheduled mortgage loan payments received in late 2025, and dividend and interest income on short-term cash management positions, and (iii) interest income on cash on hand. As of December 31, 2025, the Company held $437,249 of cash and cash equivalents and a $2,381,540 investment in Bequest Funds, LLC. The Company’s interest in Bequest Funds, LLC is redeemable in accordance with the operating documents of that vehicle, and the Company has historically been able to obtain partial redemptions on request, although Bequest Funds, LLC retains discretion over the timing and amount of any redemption. Bequest Funds, LLC has, since January 2026, temporarily suspended payment of operating preferred returns, and the Company should no longer be assumed to be receiving regular preferred return distributions from, or to be able to obtain partial redemptions on request of its preferred equity interest in, Bequest Funds, LLC for at least the next several months. The Company is therefore relying primarily on cash on hand, scheduled mortgage loan payments, and continued bond proceeds, rather than on cash flows from Bequest Funds, LLC, to fund its operations and bondholder obligations.

Bond Offering. The Company’s Regulation A bond offering commenced in Q1 2025 and is being conducted on a continuous basis. The offering authorizes the issuance of up to $75,000,000 of bonds in any 12-month period. During the year ended December 31, 2025, the Company issued bonds across six classes (Series A Classes A, B, C, D, E, and F) bearing the stated coupon rates and term characteristics described in the Company’s offering circular. As of December 31, 2025, the aggregate principal amount reflected as payable to bondholders on the Company’s balance sheet, net of principal redemptions, was approximately $4,640,000. Bond proceeds were the Company’s primary source of new capital during 2025, and management expects bond proceeds to remain the Company’s primary source of new capital during 2026 as the Regulation A offering continues.

Uses of Liquidity. The Company’s principal uses of liquidity during 2025 were (i) the acquisition of a preferred equity interest in Bequest Funds, LLC (gross contributions of $2,932,000), (ii) the acquisition of the residential mortgage loan portfolio (aggregate cost of approximately $1,499,561), (iii) the payment of cash interest on outstanding bonds and scheduled principal redemptions to bondholders, and (iv) the payment of operating expenses described under “Results of Operations” above. Net cash used in investing activities was $3,901,628 for the year, partially offset by partial redemptions from Bequest Funds, LLC and net proceeds from short-term securities used in cash management.

Material Commitments. The Company has no material commitments for capital expenditures as of December 31, 2025, and does not anticipate making any material capital expenditures during 2026. The Company is obligated to pay (i) interest and, in the case of certain bond classes, scheduled principal payments on its outstanding bonds in accordance with the terms of those bonds, (ii) management fees under the Management Services Agreement at an annualized rate of 3.0% of invested capital, and (iii) administration, professional, and other operating expenses incurred in the ordinary course. The Company expects to fund these obligations from cash on hand, cash flows generated by its investments, partial redemptions from Bequest Funds, LLC if needed, and additional bond proceeds from the continued offering.

Off-Balance Sheet Arrangements. As of December 31, 2025, the Company did not have any off-balance sheet arrangements that have, or are reasonably likely to have, a current or future effect on the Company’s financial condition, results of operations, liquidity, capital expenditures, or capital resources that are material to investors.

Going Concern. The auditor’s report accompanying the Company’s financial statements for the period ended December 31, 2024, included an emphasis-of-matter paragraph regarding the Company’s ability to continue as a going concern, which reflected the fact that, at that time, the Company had been recently incorporated and had not yet been capitalized or begun operations. During 2025, the Company received Regulation A qualification, raised bond capital, deployed capital into both fund and direct loan investments, and began generating investment income. The reissued auditor’s report on the Company’s financial statements for the year ended December 31, 2025 expresses an unmodified opinion and includes a Substantial Doubt about the Company’s Ability to Continue as a Going Concern section (see “Reissued Auditor’s Report” below). Based on the Company’s limited operating history, recurring operating losses, accumulated deficit of $380,835 as of December 31, 2025, and dependence on external financing to fund operations over the next twelve months, substantial doubt about the Company’s ability to continue as a going concern has not been alleviated.

Reissued Auditor’s Report. The auditor’s report included in the Original Report, issued by Hill, Barth & King LLC and dated May 15, 2026, contained a disclaimer of opinion because the auditor had been unable to obtain sufficient appropriate audit evidence regarding (i) the fair value of the Company’s investment in Bequest Funds, LLC and its mortgage loans, which were carried at cost, (ii) the absence of a provision for income taxes, (iii) the accuracy, completeness, and current and non-current classification of the payable to bondholders, and (iv) subsequent events and period-end cut-off. After the Company provided additional information and the financial statements were adjusted as described below, the auditor reissued its report on September 29, 2026 with an unmodified opinion on the Company’s financial statements as of and for the year ended December 31, 2025. The reissued report includes a section describing substantial doubt about the Company’s ability to continue as a going concern and an “Other Matter” paragraph explaining that the auditor’s present opinion differs from its previous report.

The principal changes from the financial statements included in the Original Report are: (a) $100,460 of 2025 payments from Bequest Funds, LLC originally recorded as preferred return income was recharacterized as return of capital, reducing preferred return income to $8,940 and the carrying value of the investment to $2,381,540; (b) mortgage loans are measured at fair value of $1,510,770, rather than at cost, with a net unrealized gain of $11,209; (c) $25,000 of cash was reclassified to receivable from bondholders; (d) the payable to bondholders of $4,640,367 is presented as $1,305,274 current and $3,335,093 non-current; (e) filing costs of $16,750 are presented separately from professional fees; and (f) the Company applied ASC 740, recording a valuation allowance against its net deferred tax assets and no income tax provision. As a result, total assets decreased from $4,473,183 to $4,380,599, the net loss increased from $(250,108) to $(342,693), and the accumulated deficit increased from $(288,250) to $(380,835).

Investors should consider the matters described above, together with the substantial doubt about the Company’s ability to continue as a going concern, in evaluating an investment in the Company’s bonds. Figures in this Annual Report for periods after December 31, 2025 are prepared by management and are unaudited.

We believe that we have sufficient capital to continue to fund our expenses over the next twelve months. However, the Company cannot provide assurance that its existing assets will generate sufficient cash flow to repay all bonds in full. As of April 30, 2026, the Company had approximately 246 unique investors holding bonds across its six classes (Series A Classes A through F), with outstanding bond principal of approximately $6,808,613.51, $23,039.02 of which were redeemable by investors as of April 30, 2026. As of April 30, 2026, the Company had received one written request from a bondholder, dated April 9, 2026, for repayment of approximately $50,000 of Series A Bonds that were not then redeemable at the holder’s option, which remained open as of the date of the Original Report. The Company held approximately $2,213,719 in cash which it could use to satisfy potential redemptions as of that date.

The Company currently has no binding agreements, arrangements or understandings with any person to obtain funds through bank loans, lines of credit or any other sources. We do not have any external sources of capital, other than potential advances from our Shareholder to provide funds for our operations or help us acquire assets. Our Shareholder, however, is under no obligation to advance us any funds.

Trend Information

Continued Capital Deployment. As of December 31, 2025, the Company held $437,249 of cash and cash equivalents and a $2,381,540 investment in Bequest Funds, LLC, from which it has historically been able to obtain partial redemptions. The Company expects to continue deploying available capital into directly held residential mortgage loans, and, on an opportunistic basis, the other asset classes identified under “Item 1. Business—Investment Strategy.” Because the residential mortgage loan portfolio acquired in December 2025 contributed only a partial month of interest income to 2025 results, the full-year impact of that portfolio on interest income is not reflected in 2025 results and is expected to be reflected for the first time in the year ending December 31, 2026. Subsequent to year-end, on May 19, 2026, the Company further deployed approximately $1,316,649 into the SA1248 Portfolio of 12 additional residential second-lien mortgage loans, as described under “Item 1. Business—Recent Developments—Subsequent Acquisition of SA1248 Loan Portfolio.” The interest income from the SA1248 Portfolio will be recognized prospectively from May 19, 2026 and is not reflected in 2025 results.

Bond Issuance and Deployment Timing. The Company’s net interest margin, the difference between investment income earned on deployed capital and interest expense incurred on outstanding bonds, is sensitive to the pace at which bond proceeds are raised relative to the pace at which proceeds are deployed into income-producing assets. To the extent bond proceeds accumulate ahead of suitable investment opportunities, the Company will continue to incur interest expense on undeployed capital.

Strategic Refocus on Private Credit. As discussed under “Item 1. Business—Recent Developments,” during the first quarter of 2026 the Company refocused its investment strategy more specifically on private credit opportunities, with primary emphasis on residential mortgage loans and fund preferred equity strategies. As part of this refocus, the Company determined that it does not intend to pursue commercial real estate or real estate technology investments going forward. The Company does not expect this refocus to result in the disposition of any existing assets or any near-term change to results of operations beyond the absence of contemplated commercial real estate or real estate technology investments.

Management Transition. As discussed under “Item 3. Directors and Officers” and “Item 6. New Management Services Agreement,” on June 30, 2026, the Company entered into a new Management Services Agreement with Bequest Asset Management, LLC, replacing Bequest Capital, LLC as manager effective July 1, 2026, and the Investment Committee was reconstituted in connection with the management transition.

Interest Rate and Credit Environment. The Company’s results of operations are sensitive to changes in market interest rates and to the credit performance of the borrowers underlying the Company’s residential mortgage loan portfolio and the assets held by Bequest Funds, LLC. Sustained increases in market interest rates could increase the cost of new bond issuances, while sustained decreases could compress yields available on new mortgage loan acquisitions. Adverse credit developments at the borrower or sponsor level could affect the realizability of the Company’s investments. Management monitors these conditions on an ongoing basis as part of its investment underwriting and ongoing portfolio management processes.

Other Trends, Uncertainties, and Demands. In addition to the matters described in this Item 2 and elsewhere in this Annual Report (including under “Item 1. Business—Recent Developments” and the risk factors discussed in the Company’s offering circular), the Company operates in a market environment characterized by ongoing economic and financial uncertainty. These uncertainties include, but are not limited to, fluctuations in interest rates, inflationary pressures, evolving monetary policy, and changing conditions in the credit and capital markets.

Item 3. Directors and Officers

Management Structure

As of the date of the Original Report, the Company was managed by Bequest Capital, LLC. On June 30, 2026, the Company entered into a new Management Services Agreement with Bequest Asset Management, LLC (the “New Manager”), which has managed the Company since July 1, 2026. The Company was previously managed by Bequest Capital, LLC from June 2, 2025, through June 30, 2026 (pursuant to the Management Services Agreement originally dated April 1, 2024, as assigned to Bequest Capital, LLC by LMMS Management, LLC), and by LMMS Management, LLC from the Company’s inception through June 1, 2025 (pursuant to the original Management Services Agreement). LMMS Management, LLC has since been dissolved. See “Item 1. Business—Company History and Management Structure During 2025” and “Item 5. Interest of Management and Others in Certain Transactions.”

The Company has a Board of Directors consisting of three (3) members. As of the date of the Original Report, the Board of Directors consisted of Shawn Muneio, Martin Saenz, and David Friedman. Mr. Friedman replaced P. James Hirchak, Jr. as a director and as the principal officer fulfilling the Chief Financial Officer function for the Company, effective September 15, 2025. Each director holds office until his successor is duly elected and qualified, or until his earlier resignation or removal.

Effective July 15, 2026, after the date of the Original Report, Mr. Saenz resigned as President and as a director of the Company. As of the date of this Amendment, the Board of Directors consists of Shawn Muneio and David Friedman.

The Company itself does not separately employ executive officers. Pursuant to the Management Services Agreement, day-to-day management of the Company is provided by the New Manager. The principal officers of the New Manager who direct the Company’s business under the Management Services Agreement (the “Designated Officers”) are identified below and are referred to in this Annual Report, where the context requires, as the Company’s Chief Executive Officer, President, Chief Financial Officer, and Chief Commercial Officer, in each case acting in such capacity on behalf of the Company through the New Manager.

Directors, Designated Officers, and Significant Employees

Name	Age	Position(s)	Date First Appointed
Shawn Muneio	46	Director of the Company; Chief Executive Officer of the New Manager	Director: August 30, 2024 (upon conversion to a Delaware corporation). Officer of New Manager: July 1, 2026 (date the New Manager began providing services); previously held equivalent role with prior managers since April 1, 2024.
Martin Saenz	52	Director of the Company and President (each through July 15, 2026)	Director: August 30, 2024 (upon conversion to a Delaware corporation). President: held the role with the Company’s prior managers since April 1, 2024. Resigned as President and as a director effective July 15, 2026.
David Friedman	52	Director of the Company; Chief Financial Officer of the New Manager	Director: September 15, 2025. Officer of New Manager: September 15, 2025 (Bequest Capital, LLC, then manager); continued with current New Manager from July 1, 2026.
James Keefe	51	Chief Commercial Officer of the New Manager	Officer of Manager: January 1, 2025 (Bequest Capital, LLC, which was appointed manager on June 2, 2025); continued with New Manager from July 1, 2026.

The Company has confirmed that the four individuals listed above constitute its complete slate of directors and Designated Officers. The Company has no executive officers other than as described above (including no Secretary or Treasurer separately employed by the Company), and no “significant employees” within the meaning of Form 1-A Item 10.

Each director and executive officer of the Company devotes such time to the affairs of the Company as is reasonably necessary to perform his duties; none devotes his full business time to the Company.

Business Experience

The following sets forth the principal occupations and business experience of each director, executive officer, and significant employee of the Company for the past five years.

Shawn Muneio—Director and Chief Executive Officer. Mr. Muneio is a co-founder and 50% owner of Bequest Capital, LLC, the Company’s sole stockholder, and serves as Managing Partner of Bequest Asset Management, LLC, the Company’s manager since July 1, 2026. Mr. Muneio is responsible for overseeing investment strategies, managing operational risk, and ensuring compliance with applicable securities and commodities laws and regulations. Mr. Muneio has extensive experience managing Regulation D 506(c) and Regulation A funds across private credit, distressed debt, fixed income, and energy infrastructure investments, and has previously held senior leadership roles, including Chief Operating Officer and Chief Investment Officer, at hedge fund startups and other investment management firms. Prior to his fund management career, Mr. Muneio spent approximately 16 years in senior roles at Fortune 100 companies, leading global infrastructure investments and product development initiatives. Mr. Muneio holds a Bachelor of Science in Management Information Systems and an Executive MBA, both from the University of South Florida. Mr. Muneio is also a principal of NDF1, LLC, an affiliate of the New Manager, and is a Managing Partner of Bequest Funds, LLC.

Martin Saenz—Former Director and President (through July 15, 2026). Mr. Saenz is a co-founder and 50% owner of Bequest Capital, LLC, the Company’s sole stockholder, and serves as a Managing Partner of Bequest Funds, LLC, an affiliate of the New Manager. Since 2009, Mr. Saenz has been a real estate investor, initially acquiring residential and commercial real estate properties in the Washington, D.C. area. In 2013, he launched a private fund focused on the residential mortgage note space, which currently holds approximately $75 million of assets under management. In 2019, Mr. Saenz co-founded Bequest Funds, LLC with Mr. Muneio, where he serves as a Managing Partner; Bequest Funds, LLC is an approximately $50 million Regulation D 506(c) income fund. Mr. Saenz is the author of five books, three of which focus on real estate investing strategies. Mr. Saenz holds a Bachelor of Arts in Philosophy from the University of Texas—San Antonio, an MBA from Drexel University, and a Master of Science in Project Management from George Washington University. Mr. Saenz is also a principal of NDF1, LLC and 2nd Chance Funding, LLC, both affiliates of the New Manager.

David Friedman—Director and Chief Financial Officer. Mr. Friedman has served as a director and as the Chief Financial Officer of the Company since September 15, 2025, succeeding P. James Hirchak, Jr. in those roles. Mr. Friedman also serves as the Chief Financial Officer of Bequest Asset Management, LLC, the Company’s manager since July 1, 2026. Mr. Friedman has more than 30 years of experience in accounting, finance, and investment operations, with roles spanning accounting, financial planning and analysis, investment banking, corporate development, investor relations, private equity, mergers and acquisitions, and family office leadership. From January 2007 to January 2017, Mr. Friedman served as Managing Director of Rockridge Capital Holdings, LLC, the family investment office for the late Frederick DeLuca, founder of Subway Restaurants. From January 2017 through his appointment with the Company on September 15, 2025, Mr. Friedman served as Managing Director of Warwick Capital Group, a private equity firm backed by a single-family office. Earlier in his career, Mr. Friedman also held Chief Financial Officer positions at various privately held companies. Mr. Friedman holds a Bachelor of Science in Business Administration in Finance and Economics from Western New England University.

James Keefe—Chief Commercial Officer. Mr. Keefe was promoted to Chief Commercial Officer of Bequest Capital, LLC effective January 1, 2025, and assumed the same role with Bequest Asset Management, LLC upon the start of its services as the Company’s manager on July 1, 2026. Prior to his promotion, Mr. Keefe served in marketing, investor relations, and business development roles at Bequest Capital, LLC from September 2022 through December 2024. Mr. Keefe is also a member of the Investment Committee. Mr. Keefe has worked across a wide range of industries, including academia, non-profit, biotechnology, and investment management, with approximately 10 years of experience in investor relations management and support. Prior to joining Bequest Capital, LLC in September 2022, Mr. Keefe served in senior product development roles at United Therapeutics Corporation, a publicly traded biopharmaceutical company, from June 2019 to August 2022.

Investment Committee

The Investment Committee is responsible for making all final investment decisions with respect to the capital raised by the Company. The Investment Committee was reconstituted in connection with the transition of management to Bequest Asset Management, LLC. As of the date of this Annual Report, the Investment Committee consists of three (3) members: Shawn Muneio, David Friedman, and James Keefe. Before its reconstitution, the Investment Committee was authorized to consist of five (5) seats appointed by the then-current manager. During the year ended December 31, 2025, three of the five Investment Committee seats were filled by Shawn Muneio, Martin Saenz, and P. James Hirchak, Jr.; the remaining two seats were vacant for the entire year. Mr. Hirchak’s service on the Investment Committee ended on September 15, 2025, in connection with his replacement by Mr. Friedman as a director and Chief Financial Officer of the Company.

Family Relationships

There are no family relationships among any of the directors or executive officers of the Company.

Involvement in Certain Legal Proceedings

To the knowledge of the Company, none of Shawn Muneio, Martin Saenz, David Friedman, or James Keefe has, during the past ten years, (i) been a debtor in or otherwise involved in any bankruptcy, receivership, or similar proceeding (whether as a debtor, executive officer, or general partner), (ii) been convicted in a criminal proceeding (excluding traffic violations and other minor offenses) or named the subject of a pending criminal proceeding, (iii) been the subject of any order, judgment, or decree of any court of competent jurisdiction permanently or temporarily enjoining, barring, suspending, or otherwise limiting his involvement in any type of business, securities, or banking activities, or (iv) been the subject of any order, finding, or decree of the U.S. Securities and Exchange Commission, any other federal or state securities or commodities authority, or any self-regulatory organization, finding any violation of federal or state securities or commodities laws or regulations.

Neither the Company, the New Manager, any prior manager (including Bequest Capital, LLC and LMMS Management, LLC), nor any predecessor of the Company has been a debtor in any bankruptcy, receivership, or similar proceeding.

Item 4. Security Ownership of Management and Certain Securityholders

The following tables set forth, as of the date of this Annual Report, certain information regarding the beneficial ownership of the Company’s voting securities by (i) each director of the Company, (ii) each Designated Officer (as defined under “Item 3. Directors and Officers”), (iii) all directors and Designated Officers as a group, and (iv) each person known by the Company to be the beneficial owner of more than 10% of any class of the Company’s voting securities.

The Company’s voting securities consist of its common stock, par value $0.001 per share (as corrected by a Certificate of Correction filed with the Delaware Secretary of State on May 15, 2026), of which no shares had been issued as of the date of the Original Report; all equity and ownership interests in the Company were then held by Bequest Capital, LLC. The Company’s bonds are debt securities and do not carry voting rights, and accordingly are not reflected in the tables below.

The tables also set forth the beneficial ownership of the membership interests of Bequest Capital, LLC, the Company’s sole stockholder, because the persons holding such membership interests are deemed to indirectly beneficially own the Company’s voting securities held by Bequest Capital, LLC.

Beneficial Ownership of Bequest Bonds I, Inc.

Name and Address of Beneficial Owner¹	Title of Class	Percent of Class Owned
Bequest Capital, LLC	Equity interests (no shares issued)	100%
Shawn Muneio	Equity interests (no shares issued)	100% (indirect, through Bequest Capital, LLC)²
Martin Saenz	Equity interests (no shares issued)	100% (indirect, through Bequest Capital, LLC)²
David Friedman	Equity interests (no shares issued)	—
James Keefe	Equity interests (no shares issued)	—
All directors and Designated Officers as a group (4 persons)	Equity interests (no shares issued)	100% (indirect)

¹	The address of each beneficial owner listed above is c/o Bequest Bonds I, Inc., 1255 N Gulfstream Avenue, Suite 101, Sarasota, Florida 34236.

²	No shares of the Company’s common stock had been issued as of the date of the Original Report. All equity and ownership interests in the Company were then held by Bequest Capital, LLC, and Mr. Muneio and Mr. Saenz, its only members (each holding a 50% membership interest), are each deemed to share beneficial ownership of those interests.

Changes in Control

The Company is not aware of any arrangement, including any pledge of the Company’s common stock or of the membership interests in Bequest Capital, LLC, that could at a subsequent date result in a change of control of the Company.

Subsequent to the date of the Original Report, effective July 1, 2026, all equity and ownership interests in the Company were transferred from Bequest Capital, LLC to Bequest Asset Management, LLC, and the Company issued its 75,000 authorized shares of common stock to Bequest Asset Management, LLC, resulting in a change of control of the Company. As of the date of this Amendment, all 75,000 issued and outstanding shares of the Company’s common stock are held by Bequest Asset Management, LLC. See “Item 1. Business—Subsequent Developments.”

Item 5. Interest of Management and Others in Certain Transactions

The disclosure threshold under this Item 5, the lesser of $120,000 and one percent of the average of the Company’s total assets at year’s end for the last two completed fiscal years, is approximately $21,987 for the year ended December 31, 2025, calculated as one percent of the average of the Company’s total assets at December 31, 2024 ($16,750) and at December 31, 2025 ($4,380,599). The transactions and relationships described below either exceeded that threshold during the reporting period or are otherwise material to an understanding of the Company’s relationships with its directors, Designated Officers, sole stockholder, and affiliates.

As of the date of the Original Report, the Company was controlled, directly or indirectly, by Shawn Muneio and Martin Saenz. Mr. Muneio and Mr. Saenz together own 100% of the membership interests in Bequest Capital, LLC (each holding 50%), which in turn owned 100% of the issued and outstanding common stock of the Company. Since July 1, 2026, all of the Company’s common stock has been held by the New Manager (see “Item 4. Security Ownership of Management and Certain Securityholders—Changes in Control”). Mr. Muneio is also a principal of, and holds an ownership interest in, the New Manager, and Mr. Muneio and Mr. Saenz are principals of certain other affiliates with which the Company has had transactions during the reporting period, as described below. As a result, the relationships and transactions described in this Item 5 involve inherent conflicts of interest, which are also discussed under “Conflicts of Interest” below.

Management Services Agreement and Management Fees

The Company is managed pursuant to a Management Services Agreement (the “Management Agreement”), which has been in effect since the Company’s inception. On June 30, 2026, the Company entered into a new Management Services Agreement (“New Management Agreement”) with Bequest Asset Management, LLC, which replaced the Management Agreement effective July 1, 2026. The counterparties providing services to the Company were as follows:

●	From January 1, 2025, through June 1, 2025, services under the Management Agreement were provided by LMMS Management, LLC, the original counterparty under the Management Agreement (dated April 1, 2024). LMMS Management, LLC was at the time owned by Bequest Capital, LLC, which itself is owned 50/50 by Mr. Muneio and Mr. Saenz. LMMS Management, LLC has since been dissolved.

●

From June 2, 2025, through June 30, 2026, services under the Management Agreement were provided by Bequest Capital, LLC, the Company’s sole stockholder, pursuant to an Assignment of Management Services Agreement dated June 2, 2025, by which LMMS Management, LLC assigned all of its right, title, and interest in the Management Agreement to Bequest Capital, LLC. As of the date of this report, Bequest Capital, LLC is owned 50/50 by Mr. Muneio and Mr. Saenz.

●	Effective July 1, 2026, services to the Company are provided by Bequest Asset Management, LLC (“BAM”), pursuant to the New Management Agreement entered into on June 30, 2026. As of the date of the Original Report, BAM’s membership interests were anticipated to be held by a combination of Mr. Muneio, Mr. Saenz, Mr. Friedman, Mr. Keefe, and outside investors, and the membership percentages and other terms had not been finalized. BAM is currently owned by Mr. Muneio (approximately 42.5%), Mr. Friedman (approximately 28.75%), and Mr. Keefe (approximately 28.75%). BAM is the current manager (“New Manager”) and is described further below.

Under the Management Agreement and the New Management Agreement, the Company pays a management fee, calculated as an annualized 3.0% of the Company’s total invested capital as of the last calendar day of each month. For the year ended December 31, 2025, the Company incurred management fees of $57,960 in the aggregate, all of which were paid or payable to LMMS Management, LLC and Bequest Capital, LLC for the periods during which each acted as manager. Management fees for the period from January 1, 2026 through June 30, 2026 were paid or payable to Bequest Capital, LLC, and management fees from July 1, 2026 are paid or payable to BAM.

Both the Management Agreement and the New Management Agreement also entitle the manager to reimbursement of $45,000 for startup and administrative costs incurred prior to the Company’s inception, as reflected in Note 6 to the audited financial statements included in this Annual Report. No portion of this reimbursement has been paid by the Company, and no liability for the reimbursement has been accrued on the Company’s balance sheet. Following the dissolution of LMMS Management, LLC, the original counterparty to the Management Agreement, the Company has determined that it will not fund this reimbursement going forward and does not intend to pay any portion of it to BAM, Bequest Capital, LLC, or any other party.

The New Management Agreement contains additional provisions. See “Item 6. New Management Services Agreement” for additional information.

Ownership of Bequest Asset Management, LLC

BAM was organized as a Delaware limited liability company on March 31, 2026, entered into the New Management Agreement with the Company on June 30, 2026, and began providing services to the Company on July 1, 2026. As of the date of the Original Report, the membership interests of BAM were anticipated to be held by a combination of Mr. Muneio, Mr. Saenz, Mr. Friedman, Mr. Keefe, and outside investors, and the membership percentages, the timing of admission of any outside members, and the other governance and economic terms applicable to BAM’s members had not been finalized. BAM is now owned as described above. BAM’s ownership may change as a result of a capital raise by BAM. BAM has commenced a private offering of its Class B Units under Rule 506(b) of Regulation D, which it expects to follow with an offering under Regulation Crowdfunding.

Notwithstanding the foregoing, all management fees payable by the Company for periods from July 1, 2026 flow to BAM. As a result, each of Mr. Muneio, Mr. Friedman, and Mr. Keefe has an indirect economic interest in the management fees received by BAM from the Company by virtue of his ownership interest in BAM.

Investment in Bequest Funds, LLC

During the year ended December 31, 2025, the Company acquired and held a preferred equity interest in Bequest Funds, LLC, an affiliate of the Company. Bequest Funds, LLC is a Regulation D 506(c) private fund. Mr. Saenz and Mr. Muneio serve as Managing Partners of Bequest Funds, LLC and have ownership interests in its sponsor.

For the year ended December 31, 2025, the Company’s transactions with Bequest Funds, LLC were as follows:

●	Cash contributions to Bequest Funds, LLC: $2,932,000;

●	Withdrawal of invested capital from Bequest Funds, LLC: $450,000 (November 2025);

●	Payments originally characterized as preferred return: $109,400 (of which $88,110 was received in cash during the year and $21,290 was receivable at December 31, 2025 and collected on January 2, 2026). Following the restatement of investor capital accounts by the administrator of Bequest Funds, LLC, prepared with the assistance of Withum, $100,460 was recharacterized as return of capital and $8,940 was recognized as preferred return income; and

●	Investment in Bequest Funds, LLC at December 31, 2025, at carrying value: $2,381,540.

The Company invested in Bequest Funds, LLC on the same terms as other similarly situated investors in that vehicle, including the same preferred return rate, redemption mechanics, and reporting practices.

Subsequent to December 31, 2025, Bequest Funds, LLC identified that it had, at various times, made operating preferred return payments earlier than permitted under its operating agreement. In January 2026, Bequest Funds, LLC suspended payment of operating preferred returns while it evaluates the matter and determines appropriate remedial measures. Because this evaluation is ongoing, the potential effects on the carrying value of the Company’s investment in Bequest Funds, LLC, the related receivable and payable balances with Bequest Funds, LLC, and the recognition of preferred return income in future periods cannot be reasonably estimated as of the date of this Annual Report. While the Company’s preferred returns continue to accrue and it is expected that Bequest Funds, LLC will resume payment of operating preferred returns within the next several months, the timing of such payments is not currently known. See also Note 13 to the financial statements included in this Annual Report.

In January 2026, the Company made additional cash contributions of $475,000 to Bequest Funds, LLC ($300,000 on January 5 and $175,000 on January 8, 2026), increasing the carrying value of its investment to $2,856,540. In August 2026, after the date of the Original Report, Bequest Funds, LLC resumed payment of operating preferred returns to the Company on a current-month basis.

Committed Line of Credit from Bequest Legacy Fund I, LLC

The Company is party to a Committed Line of Credit Note dated April 8, 2024 (the “Line of Credit”) with Bequest Legacy Fund I, LLC, an affiliate of the Company. The Line of Credit has a drawdown limit of $100,000, bears interest at 12.0% per annum on outstanding balances, and was originally scheduled to mature on April 8, 2025. The maturity of the Line of Credit was extended on the same terms as the original Line of Credit, and the Line of Credit remains outstanding as of the date of this Annual Report.

As of December 31, 2024, the outstanding balance under the Line of Credit (including accrued interest) was $37,307. During the year ended December 31, 2025, the Company did not pay any interest in cash to Bequest Legacy Fund I, LLC under the Line of Credit; instead, accrued interest was added to the principal balance. As of December 31, 2025, the outstanding balance under the Line of Credit (including accrued interest) was $51,462.

Mortgage Loan Purchases from and through Affiliates

In December 2025, the Company acquired 22 residential second-lien mortgage loans originated by Lendage, LLC d/b/a Achieve Loans, an unaffiliated party, through Bequest Legacy Fund I, LLC, an affiliate, acting as purchasing conduit. The Company advanced the full purchase price of $1,502,895, including $29,139 of accrued interest, and Bequest Legacy Fund I, LLC transferred the loans to the Company by bill of sale on the same day at its exact cost, without markup or fee.

During 2026, before the date of the Original Report, the Company acquired seven residential mortgage loans from Bequest Equity Fund V, LLC, an affiliate, for an aggregate purchase price of $186,930 plus accrued interest (one loan on January 27, 2026 for $62,850; two loans on February 18, 2026 for $51,367; and four loans on April 21, 2026 for $72,713). The purchase prices, approximately 82% of unpaid principal balance in aggregate, were set with reference to the Company’s contemporaneous arm’s-length acquisitions of comparable loans. Acquisitions from affiliates after the date of the Original Report are described under “Item 1. Business—Subsequent Developments.”

Bond Holdings by Directors, Officers, and Affiliates

P. James Hirchak, Jr., who served as a director and as the principal officer fulfilling the Chief Financial Officer function for the Company through September 15, 2025, holds Class A bonds of the Company in the aggregate principal amount of $5,000. This holding does not exceed the disclosure threshold under this Item 5 individually, but is disclosed for the avoidance of doubt given Mr. Hirchak’s prior role with the Company. To the knowledge of the Company, no other current or former director or Designated Officer, and no immediate family member of any director or Designated Officer, holds any of the Company’s bonds in an amount that exceeds the disclosure threshold under this Item 5.

Other Affiliate Relationships

Mr. Muneio and Mr. Saenz are also principals of NDF1, LLC, and Mr. Saenz is a principal of 2nd Chance Funding, LLC, each of which was, as of the date of the Original Report, an affiliate of the Company and engages in lending and credit activities. The Company did not enter into any transactions with NDF1, LLC or 2nd Chance Funding, LLC during the year ended December 31, 2025. However, the Company may invest in, lend to, or otherwise transact with NDF1, LLC, 2nd Chance Funding, LLC, or other affiliates of the New Manager in future periods. Any such transactions will be subject to review by the Investment Committee and to the conflicts-of-interest considerations described below.

Conflicts of Interest

The Company’s Designated Officers and the New Manager face conflicts of interest in connection with the Company’s investments and operations, including as a result of the following:

Allocation of Investment Opportunities. The New Manager and its principals sponsor or manage other investment vehicles (including Bequest Funds, LLC and Bequest Legacy Fund I, LLC) and may sponsor or manage additional investment vehicles in the future. Investment opportunities suitable for the Company may also be suitable for these other vehicles, and the New Manager may be subject to conflicts in determining how to allocate such opportunities among the Company and other vehicles.

Affiliate Transactions. As described above, the Company has invested in, and continues to hold an interest in, Bequest Funds, LLC, an affiliate of the New Manager, has purchased mortgage loans from and through affiliates, and is a borrower under a Line of Credit from Bequest Legacy Fund I, LLC, an affiliate of the New Manager. Although these transactions have been entered into on terms intended to be substantially equivalent to those that would apply to a similarly situated unaffiliated investor or borrower, the New Manager and its principals have an inherent conflict in evaluating, monitoring, and (where applicable) modifying the terms of these transactions on behalf of the Company.

Indirect Compensation Through the New Manager. As described above, each of the Designated Officers has, or is expected to have, an indirect economic interest in the management fees, expense reimbursements, and other amounts received by the New Manager from the Company. As a result, each Designated Officer may have a financial incentive to favor decisions that increase the Company’s invested capital or that otherwise increase the amounts received by the New Manager.

Common Control. Bequest Capital, LLC is the Company’s sole stockholder and was also the Company’s manager from June 2, 2025, through June 30, 2026. As a result, during that period, all decisions regarding the Company’s management, including decisions concerning compensation paid by the Company to its manager, were made by an entity that simultaneously served as the Company’s controlling stockholder. As of the date of the Original Report, the Company’s directors included the two members of Bequest Capital, LLC, and the Designated Officers serve at the direction of the New Manager.

The Company’s policy with respect to affiliate transactions is that any such transaction must be (i) on terms substantially equivalent to those that would apply to a similarly situated unaffiliated counterparty and (ii) reviewed and approved by the Investment Committee. The Company has not adopted a separate written related-party transaction policy or charter.

Item 6. Other Information

New Management Services Agreement

On June 30, 2026, after the date of the Original Report, the Company entered into a new Management Services Agreement with Bequest Asset Management, LLC (the “New Manager”) and appointed it as the Company’s manager, replacing Bequest Capital, LLC in that role, with services beginning July 1, 2026. Pursuant to this agreement, the New Manager provides the Company with management, administrative, investment sourcing, asset management, compliance, reporting, and bond program administration services, subject to the oversight of the Company’s board of directors. The agreement replaced and superseded the Company’s prior management agreement effective July 1, 2026. The New Manager is responsible for identifying, evaluating, acquiring, monitoring, managing, and disposing of assets on behalf of the Company, including residential mortgage loans, business loans, private real estate loans, preferred equity interests, and other debt-related investments, as well as overseeing third-party service providers and maintaining the Company’s books and records.

Under the agreement, the Company pays the New Manager a monthly management fee equal to an annualized rate of 3.0% of the Company’s assets under management (“AUM”), calculated based on the aggregate fair value of the Company’s assets without reduction for liabilities. In addition, the Company pays the New Manager acquisition fees on investments acquired by the Company, calculated on a tiered basis ranging from 4.0% to 1.0% of the applicable gross purchase price, a disposition fee equal to 1.0% of the gross sale price of investments sold to third parties, and a financing fee equal to 1.0% of the maximum principal amount available under certain credit facilities arranged by the New Manager. The Company also reimburses the New Manager for specified out-of-pocket expenses incurred in connection with the Company’s operations and offerings, subject to certain limitations and an annual expense cap. The agreement provides that these fees constitute the New Manager’s sole compensation under the agreement and does not provide for any incentive fee or carried interest.

The agreement has an initial term expiring on June 30, 2031, subject to automatic one-year renewal periods unless terminated in accordance with its terms. The Company may terminate the agreement for cause at any time and, following the initial term, may terminate the agreement without cause upon 90 days’ notice, subject to payment of a termination fee equal to the average annual management fee paid during the preceding two fiscal years. The agreement also includes customary provisions relating to standards of care, indemnification, limitation of liability, related-party transaction approval procedures, key person provisions, reporting obligations, and regulatory compliance. However, the New Manager and its affiliates are explicitly permitted to engage in other business activities and manage other investment vehicles with similar investment objectives, and investment opportunities are allocated among such vehicles pursuant to the New Manager’s allocation policies.

Change in Certifying Accountant

Dismissal of Tesseract Advisory Group, LLC

●	i.	On April 9, 2026, the Company dismissed Tesseract Advisory Group, LLC as the Company’s independent auditor.

●	ii.	Tesseract Advisory Group, LLC’s audit reports on the financial statements of the Company for the fiscal year ended December 31, 2024 contained no adverse opinion or disclaimer of opinion, nor were they qualified as to uncertainty, audit scope or accounting principles, except that such reports included an explanatory paragraph describing the uncertainty of the Company’s ability to continue as a going concern.

●	iii.	The dismissal of Tesseract Advisory Group, LLC was agreed to by the Company’s Board of Directors.

●	iv.	During the fiscal year ended December 31, 2024, and through April 9, 2026, there were no “disagreements” (as such term is defined in Item 304 of Regulation S-K) or reportable events (as described under Item 304(a)(1)(v) of Regulation S-K) with Tesseract Advisory Group, LLC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to their satisfaction, would have caused Tesseract Advisory Group, LLC to make reference to the subject matter of the disagreement in connection with its reports.

Appointment of Hill, Barth & King LLC

●	i.	Following careful deliberation, on April 9, 2026, the Company engaged Hill, Barth & King LLC as the Company’s independent auditor, beginning the fiscal year ending December 31, 2025.

●	ii.	Prior to retaining Hill, Barth & King LLC, the Company did not consult with Hill, Barth & King LLC regarding either: (i) the application of accounting principles to a specified transaction, either contemplated or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements; or (ii) any matter that was the subject of a “disagreement” or a “reportable event” (as those terms are defined in Item 304 of Regulation S-K).

Item 7. Financial Statements

BEQUEST BONDS I, INC.

FINANCIAL STATEMENTS

DECEMBER 31, 2025 AND 2024

BEQUEST BONDS I, INC.

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors and Stockholders

of Bequest Bonds I, Inc.

Opinion

We have audited the accompanying financial statements of Bequest Bonds I, Inc. (a Delaware corporation) (the “Company”), which comprise the statement of assets and liabilities as of December 31, 2025, and the related statements of operations, changes in accumulated deficit and cash flows for the year then ended and schedule of investments as of December 31, 2025, and the related notes to the financial statements.

In our opinion, the 2025 financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2025, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 10 to the financial statements, the Company’s limited operating history, recurring operating losses, accumulated deficit, and dependence on external financing to fund operations over the next twelve months raise substantial doubt about its ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding those matters are also described in Note 10. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to that matter.

Other Matter

In our report dated May 15, 2026, we disclaimed an opinion on the December 31, 2025 financial statements because we were unable to obtain sufficient appropriate audit evidence regarding the fair value of the Company’s investment in a private investment company and its mortgage loans, the accuracy, completeness, and current and noncurrent classification of the payable to bondholders, recording a provision for current and deferred income taxes and subsequent-period transactions and cut-off resulting from the unavailability of general ledger detail and interim financial information for the period from January 1, 2026 through May 15, 2026. Subsequent to that date, we were able to obtain and evaluate sufficient appropriate audit evidence supporting the fair value measurements of the investment in the private investment company and the mortgage loans, to reconcile and corroborate the recorded payable to bondholders and its current and noncurrent classification, to record a provision for current and deferred income taxes and related valuation allowance and to perform the required subsequent-events and period-end cut-off procedures based on the general ledger detail and interim financial information subsequently made available to us. Accordingly, our present opinion on the December 31, 2025 financial statements, as presented herein, is unmodified and is different from that expressed in our previous report.

HILL, BARTH & KING LLC | 1500 LAKE SHORE DRIVE, SUITE 120 | COLUMBUS, OH 43204 | TEL 614-228-4000 | FAX 614-228-4040 | HBKCPA.COM

Prior Period Financial Statements

The financial statements of Bequest Bonds, I, Inc. as of December 31, 2024 were audited by other auditors whose report dated February 6, 2025, on those statements expressed an unmodified opinion and included a going concern section that described the fact that the Company was recently incorporated and had yet to receive financing or begin full operations as discussed in Note 5 to the 2024 financial statements.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with generally accepted auditing standards, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.

●	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

●	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

●	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

Certified Public Accountants

Columbus, Ohio

September 29, 2026

BEQUEST BONDS I, INC.

STATEMENTS OF ASSETS AND LIABILITIES

(Expressed in United States Dollars)

December 31, 2025 and 2024

	2025	2024
Assets
Current assets
Cash and cash equivalents	$437,249	$-
Due from affiliates	21,290	-
Receivable from bondholders	27,569	-
Interest receivable	2,046	-
Prepaid expenses	-	16,750
Other receivables	135	-
Total current assets	488,289	16,750
Non-current assets
Investment in Bequest Funds, LLC, at carrying value	2,381,540	-
Mortgage loans held for investment, at fair value	1,510,770	-
Total non-current assets	3,892,310	-
Total assets	$4,380,599	$16,750
Liabilities and accumulated deficit
Current liabilities
Payable to bondholders, current portion	$1,305,274	$-
Due to affiliates	51,462	54,057
Management fees payable	45,981	-
Professional fees payable	23,624	835
Total current liabilities	1,426,341	54,892
Non-current liabilities
Payable to bondholders, non-current portion	3,335,093	-
Total non-current liabilities	3,335,093	-
Total liabilities	4,761,434	54,892
Accumulated deficit	(380,835)	(38,142)
Total liabilities and accumulated deficit	$4,380,599	$16,750

See accompanying notes to financial statements.

BEQUEST BONDS I, INC.

STATEMENTS OF OPERATIONS

(Expressed in United States Dollars)

For the year ended December 31, 2025 and the period (since inception on February 15, 2024) ended December 31, 2024

	2025	2024
Investment income
Preferred return	$8,940	$-
Interest income	18,455	-
Dividend income	8,797	-
Total investment income	36,192	-
Expenses
Interest expense	122,732	1,988
Professional fees	103,604	21,000
Management fees	57,960	-
Brokerage and commissions	36,678	-
Administration fees	27,000	-
Filing costs	16,750	15,154
Other expenses	26,133	-
Total expenses	390,857	38,142
Net investment loss	(354,665)	(38,142)
Realized and change in unrealized gain
Net realized gain from mortgage loans	422	-
Net realized gain from securities	341	-
Net unrealized gain from mortgage loans	11,209	-
Net realized and change in unrealized gain	11,972	-
Net loss	$(342,693)	$(38,142)

See accompanying notes to financial statements.

BEQUEST BONDS I, INC.

STATEMENTS OF CHANGES IN ACCUMULATED DEFICIT

(Expressed in United States Dollars)

For the year ended December 31, 2025 and the period (since inception on February 15, 2024) ended December 31, 2024

	Manager	Stockholders	Total
Accumulated deficit, February 15, 2024	$-	$-	$-
Allocation of net loss:
Pro-rata allocation	(38,142)	-	(38,142)
Accumulated deficit, December 31, 2024	$(38,142)	$-	$(38,142)
Accumulated deficit, January 1, 2025	$(38,142)	$-	$(38,142)
Allocation of net loss:
Pro-rata allocation	(342,693)	-	(342,693)
Accumulated deficit, December 31, 2025	$(380,835)	$-	$(380,835)

See accompanying notes to financial statements.

BEQUEST BONDS I, INC.

STATEMENTS OF CASH FLOWS

(Expressed in United States Dollars)

For the year ended December 31, 2025 and the period (since inception on February 15, 2024) ended December 31, 2024

	2025	2024
Cash flows from operating activities
Net loss	$(342,693)	$(38,142)
Adjustments to reconcile net loss to net cash used in operating activities:
Net realized gain from mortgage loans	(422)	-
Net realized gain from securities	(341)	-
Net unrealized gain from mortgage loans	(11,209)	-
Changes in operating assets and liabilities:
Interest receivable	(2,046)	-
Prepaid expenses	16,750	(16,750)
Receivable from bondholders	(27,569)	-
Other receivables	(135)	-
Due to affiliates	(11,485)	54,057
Management fees payable	45,981	-
Professional fees payable	22,789	835
Net cash used in operating activities	(310,380)	-
Cash flows from investing activities
Purchases of mortgage loans	(1,503,319)	-
Proceeds from sale of mortgage loans	4,180	-
Purchases of securities	(2,406,167)	-
Proceeds from sale of securities	2,406,508	-
Contributions to investments in Bequest Funds, LLC	(2,932,000)	-
Redemptions of capital from investments in Bequest Funds, LLC	529,170	-
Net cash used in investing activities	(3,901,628)	-
Cash flows from financing activities
Proceeds from issuance of bonds payable to bondholders	4,879,162	-
Repayments and redemptions of bonds payable	(238,795)	-
Proceeds from affiliate line of credit	8,890	-
Net cash provided by financing activities	4,649,257	-
Net increase in cash and cash equivalents	437,249	-
Cash and cash equivalents, beginning of period	-	-
Cash and cash equivalents, end of period	$437,249	$-
Supplemental disclosure of cash flow information:
Cash paid during the year for interest	$117,467	$-
Non-cash financing activity — interest capitalized to principal	$5,265	$1,988

See accompanying notes to financial statements.

BEQUEST BONDS I, INC.

SCHEDULE OF INVESTMENTS

(Expressed in United States Dollars)

December 31, 2025

	Maturity/ pay off date range	Interest rate range	Percentage of mortgage loans at fair value	Fair Value
Investment in Bequest Funds, LLC, at carrying value
United States
Bequest Funds, LLC				$2,381,540
Total investment in Bequest Funds, LLC, at carrying value				$2,381,540
Investments in mortgage loans, at fair value
United States
California	03/01/2040-03/01/2055	11.38%-11.75%	16.14%	$243,809
New Jersey	05/01/2035-04/01/2040	11.75%-14.75%	15.34%	231,784
Florida	02/01/2055-07/01/2055	10.38%-11.75%	13.32%	201,267
Pennsylvania	02/01/2035-05/01/2040	11.25%-13.25%	10.79%	162,989
New Mexico	04/01/2035	11.50%	8.71%	131,554
Texas	04/01/2035-03/01/2040	12.38%-14.50%	7.70%	116,307
Wisconsin	05/01/2055	11.63%	7.03%	106,264
Arizona	04/01/2040-05/01/2040	12.25%-13.13%	6.82%	102,974
Ohio	02/01/2035	11.75%	4.83%	72,967
Nebraska	04/01/2035	12.75%	3.42%	51,735
Maryland	04/01/2035	11.13%	3.01%	45,444
Michigan	05/01/2035	13.00%	1.53%	23,151
Oklahoma	12/01/2039	12.50%	1.36%	20,525
Total investments in mortgage loans, at fair value			100.00%	$1,510,770

*	For the period (since inception on February 15, 2024) ended December 31, 2024, the Company did not hold any investments.

See accompanying notes to financial statements.

BEQUEST BONDS I, INC.

NOTES TO FINANCIAL STATEMENTS

December 31, 2025 and 2024

1. Organization

Nature of operations

Bequest Bonds I, Inc. (the “Company”) is a Delaware corporation that invests in performing, re-performing, and non-performing residential mortgage loans (and related instruments) and, on a more limited basis, business loans, private real estate loans, and preferred equity and limited partner interests in target companies and funds engaged in similar activities. The Company funds these investments primarily with proceeds from the sale of its bonds and intends to repay its bonds with the proceeds of those investments. As of December 31, 2025 and December 31, 2024, the Company was owned entirely by Bequest Capital, LLC; see Note 13 for a change in ownership subsequent to December 31, 2025. The Company’s principal executive offices are located at 1255 N Gulfstream Avenue, Suite 101, Sarasota, Florida 34236.

The Company was originally formed as a Delaware limited liability company on February 15, 2024 under the name “Bequest Bonds I, LLC.” On August 30, 2024, the Company filed a Certificate of Conversion and Certificate of Incorporation with the Delaware Secretary of State pursuant to Section 265 of the Delaware General Corporation Law, converting from a limited liability company into a Delaware stock corporation under the name “Bequest Bonds I, Inc.”

The Company is offering a maximum of $75,000,000 in its Series A Bonds (the “Bonds”) pursuant to its offering circular. The purchase price is $1,000 per Series A Bond with a minimum purchase amount of $1,000 (the “Minimum Purchase Amount”); however, the Company, in the Manager’s sole discretion, reserves the right to accept lesser purchase amounts.

The Bonds described in the offering circular will be offered and sold on a continuous basis directly through the website www.bqfunds.com.

The aggregate initial offering price of the Bonds will not exceed $75,000,000 in any 12-month period, and there is no minimum number of Bonds that need to be sold as a condition of closing this offering. This Offering is being conducted on a “best efforts” basis, which means that there is no guarantee that any minimum amount will be sold in this offering.

An investment in the Company involves numerous risks and uncertainties, including the following:

●	The Company has a limited operating history and may not be able to operate its business successfully or generate sufficient cash flows to accomplish its business objectives;

●	The Company has minimal operating capital and for the foreseeable future will be dependent upon its ability to finance its operations from the sale of Bonds or other financing alternatives;

●	The Company has set the offering price in this Offering arbitrarily and it may not reflect the value of the Bonds; and

●	There is no minimum amount required as a condition of the Company accepting subscriptions and using the funds raised in this offering.

2. Summary of significant accounting policies

Basis of presentation

The financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”), as detailed in the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”). The financial statements have been prepared on the accrual basis of accounting. The Company is an investment company and follows the accounting and reporting guidance in FASB ASC Topic 946, Financial Services - Investment Companies.

Use of estimates

The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could materially differ from those estimates.

Cash and cash equivalents

Cash and cash equivalents include short-term investments and highly liquid investments in money market instruments with a maturity date of three months or less from the acquisition date. These are valued at cost which approximates fair market value. As of December 31, 2025, the Company held $437,249 as cash and cash equivalents in the statements of assets and liabilities. As of December 31, 2024, the Company did not hold any cash and cash equivalents in the statements of assets and liabilities.

Fair value – definition and hierarchy

GAAP defines fair value as the price that would be received to sell an asset or be paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price) and such principles also establish a fair value hierarchy that prioritizes the inputs used to measure fair value using the following definitions (from highest to lowest priority):

Level 1 - Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities that the Company is able to access.

Level 2 - Valuations based on inputs, other than quoted prices included in Level 1, that are observable either directly or indirectly. These inputs may include (a) quoted prices for similar assets in active markets; (b) quoted prices for identical or similar assets in markets that are not active; (c) inputs other than quoted prices that are observable for the asset; or (d) inputs derived principally from or corroborated by observable market data by correlation or other means.

Level 3 - Valuations based on inputs that are unobservable and significant to the entire fair value measurement.

Fair value is a market-based measure, based on assumptions of prices and inputs considered from the perspective of a market participant that are current as of the measurement date, rather than an entity-specific measure. Therefore, even when market assumptions are not readily available, the Company’s own assumptions are set to reflect those that market participants would use in pricing the asset or liability at the measurement date.

The availability of valuation techniques and observable inputs can vary from investment to investment and are affected by a wide variety of factors, including the type of investment, whether the investment is new and not yet established in the marketplace, the liquidity of markets, and other characteristics particular to the transaction.

To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Because of the inherent uncertainty of valuation, those estimated values may be materially higher or lower than the values that would have been used had a ready market for the investments existed. Accordingly, the degree of judgment exercised by the Company in determining fair value is greatest for investments categorized in Level 3. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, the level in the fair value hierarchy which the fair value measurement falls in its entirety is determined based on the lowest level input that is significant to the fair value measurement.

Fair value – valuation techniques and inputs

Mortgage loans

The Company measures mortgage loans held for investment at fair value in accordance with the Company’s Global Mortgage Loan Valuation Policy (the “Policy”), with changes in fair value recognized as unrealized gains or losses in the statements of operations for the applicable reporting period. Under the Policy, the Company engages an independent third-party valuation firm to price the loan portfolio using institutional pricing models — a yield/spread methodology for performing loans and a collateral-liquidation methodology for distressed loans — expressed as a discount to unpaid principal balance. When a current-period third-party valuation report is obtained, the Company adopts that pricing as the baseline fair value for each loan; where a current-period report is temporarily unavailable, the loan defaults to its most recent verified third-party valuation, subject to monthly Management review for adverse developments.

While the Company relies on this independent third-party pricing, management retains ultimate responsibility for the fair value measurements under ASC 820 and reviews the third-party valuation for reasonableness, including delinquency classification, pricing methodology, and resulting discounts. Management adjustments to a third-party baseline value are limited to downward or input-conservative adjustments (such as an explicit liquidity discount) and the Company does not mark a loan above its independent third-party baseline value, except to correct a demonstrable factual error in the third-party report.

The Policy stratifies the mortgage loan portfolio into four mutually exclusive tiers based on delinquency and legal status, with status overriding day-count: a loan actively in foreclosure is classified as severely impaired regardless of days delinquent, and a loan actively in bankruptcy is classified separately, also regardless of days delinquent. Loans that are 90 or more days delinquent and not in foreclosure or bankruptcy are classified as distressed. All other loans (paying as agreed or fewer than 90 days delinquent) are classified as performing. Accrual of interest income is suspended for all loans other than those classified as performing; accrued interest on non-accrual loans is evaluated for collectability and adjusted to estimated recoverable value consistent with the fair value of the underlying loan.

Interest income on mortgage loans is recognized based on the stated contractual interest rate and reported in interest income as earned, except for loans on non-accrual status as described above. Interest receivable is accrued only when collection of such amounts is considered probable.

Mortgage loan fair values are not separately adjusted for discounts, premiums, deferred loan origination fees, or origination costs, as these items are reflected in the fair value measurement itself. Principal payments received reduce the carrying value of the mortgage loans.

At December 31, 2025, mortgage loans held for investment are reported at fair value of $1,510,770, consisting of amortized cost of $1,499,561 plus a cumulative net unrealized gain of $11,209. See Note 3 and the Schedule of Investments.

Investment in Bequest Funds, LLC

Bequest Funds, LLC (“BQF”) is an affiliate of the Company under common ownership and control that operates on a fixed 9% Operating Preferred Return capital-account structure rather than calculating a net asset value per share consistent with FASB ASC Topic 946. Accordingly, management has determined that the Company’s Class C preferred interest in BQF does not qualify for the net asset value practical expedient under ASC 820-10-35-59, and the investment is instead measured at fair value on a Level 3 basis, as a non-redeemable preferred claim tested for recoverability against BQF’s net assets available to the senior investor stack (which excludes subordinated Class A manager deficit accounts and over-distributed negative capital accounts under BQF’s governing operating agreement). See Note 3.

Distributions received from BQF are evaluated to determine whether they represent a return on investment (recognized as preferred return income) or a return of invested capital (recognized as a reduction of the carrying value of the investment), based on BQF’s underlying economics and any restatement of investor capital accounts by BQF’s administrator or independent accountants. See Note 6.

Securities

The Company holds short-term investments in marketable securities, which are measured at fair value based on quoted market prices (Level 1), with changes in fair value recognized as unrealized gains or losses in the statements of operations. Realized gains and losses on securities transactions are determined using the first-in-first-out (FIFO) method. Dividend income is recorded on the ex-dividend date. The Company did not hold any securities positions at December 31, 2025 or December 31, 2024; all securities purchased during the year ended December 31, 2025 were sold within the year.

Investment transactions

Investment transactions are accounted for on a trade-date basis. Realized gains and losses on investment transactions are determined using the first-in-first-out (FIFO) method. Net unrealized gains or losses are reported on the statements of operations.

Preferred return income is recorded when earned and is derived from the Company’s investment in Bequest Funds, LLC, net of any amounts recharacterized as return of capital. See Note 6.

Concentration of credit risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents. The Company generally maintains balances in various operating accounts at financial institutions that management believes to be of high credit quality, in amounts that may exceed federally insured limits. The Company has not experienced any losses related to its cash and cash equivalents and does not believe that it is subject to unusual credit risk beyond the normal credit risk associated with commercial banking relationships.

The Company is also subject to concentration risk arising from its investment in Bequest Funds, LLC, which represented approximately 54% of total assets at December 31, 2025, and from its mortgage loan portfolio, which consists of second-lien residential loans concentrated in a limited number of states (see Schedule of Investments). See Note 3 and Note 6 for additional information about the Company’s investment in Bequest Funds, LLC.

Bonds payable and subscription recognition

Subscriptions for the Company’s bonds are recognized as a liability, and the related proceeds are recognized as cash, when a subscriber’s funds have been received and the subscription has been accepted by the Company. Bonds are recorded at their principal amount, plus accrued interest, if any, owed as of the statement of assets and liabilities date; interest expense is recognized as incurred.

Income taxes

The Company applies ASC 740, Income Taxes (“ASC 740”). The Company is treated as a taxable C-corporation for federal and state income tax purposes. Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial statement reported amounts at each period end, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. A valuation allowance is established to reduce deferred tax assets to the amount that is more likely than not to be realized. ASC 740 also provides criteria for the recognition, measurement, presentation, and disclosure of uncertain tax positions; a tax benefit from an uncertain position is recognized only if it is “more likely than not” that the position is sustainable upon examination by the relevant taxing authority based on its technical merit. The Company did not have any unrecognized tax benefits as of December 31, 2025 or December 31, 2024. The Company is subject to tax filing requirements as a corporation in the federal jurisdiction of the United States and the state of Florida, and uses a calendar year end for income tax reporting purposes.

For the year ended December 31, 2025 and the period (since inception on February 15, 2024) ended December 31, 2024, the Company has consecutive pretax book losses and a cumulative net operating loss carryforward, and management has concluded that it is not more likely than not that the Company’s deferred tax assets will be realized, principally because the Company does not have supportable projections of future taxable income sufficient to utilize the carryforward within the applicable statutory period. Accordingly, the Company has recorded a valuation allowance against the portion of its gross deferred tax assets not offset by deferred tax liabilities, resulting in a net deferred tax asset of $0 at each date and a current income tax provision of $0 for each period. See Note 9.

Comprehensive income

The Company does not have any comprehensive income items other than net loss.

Recent accounting pronouncements

Adoption of Accounting Standard Update (“ASU”) 2022-03, Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions

On January 1, 2025, the Company adopted ASU 2022-03, Fair Value Measurement (Topic 820): Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions. This update clarifies that a contractual restriction prohibiting the sale of an equity security is not considered part of the unit of account of the equity security and, therefore, should not be considered in measuring the security’s fair value under ASC 820. The update also prohibits recognition of a separate valuation allowance for the contractual sale restriction.

The Company applied the amendments prospectively to equity securities that became subject to a contractual sale restriction (or for which an existing contractual restriction was modified) on or after the date of adoption. The Company did not hold any equity securities subject to a contractual sale restriction as of December 31, 2025 or December 31, 2024, and the adoption of this standard did not have a material impact on the Company’s Statements of Assets and Liabilities, Statements of Operations, Statements of Changes in Accumulated Deficit, Statements of Cash Flows, or Schedule of Investments.

3. Fair value measurements

The Company’s stated accounting policy is that its investments are to be recorded at fair value and categorized based upon a fair value hierarchy as described in the Company’s significant accounting policies in Note 2.

The following table presents information about the Company’s investments as of December 31, 2025:

Description	Level 1	Level 2	Level 3	Total
Assets
Investment in Bequest Funds, LLC*, at carrying value	$-	$-	$2,381,540	$2,381,540
Mortgage loans, at fair value	-	-	1,510,770	1,510,770
Total assets	$-	$-	$3,892,310	$3,892,310

The Company did not have any investments as of December 31, 2024.

The Company did not have any transfers between any levels of the fair value hierarchy during the year ended December 31, 2025.

*	The investment in Bequest Funds, LLC is classified within Level 3 of the fair value hierarchy. Unlike the mortgage loans, which are priced using third-party discounted cash flow and liquidation techniques, this investment is measured using a recoverability approach against BQF’s net assets available to the senior investor stack, as described further below.

Investment in Bequest Funds, LLC — recoverability analysis

Because BQF operates on a fixed 9% Operating Preferred Return capital-account structure and does not calculate a net asset value per share consistent with FASB ASC Topic 946 and management determined that the NAV practical expedient in ASC 820-10-35-59 is not available for this investment. The Company’s Class C preferred interest is instead tested for recoverability against BQF’s net assets available to the senior investor stack, which excludes subordinated Class A manager deficit accounts and over-distributed negative investor capital accounts under BQF’s governing operating agreement.

As of December 31, 2025, BQF’s adjusted net assets available to the senior stack were determined to cover the senior investor claims (including the Company’s interest) at approximately 107% coverage. Based on this analysis, management concluded that the Company’s carrying value of $2,381,540 in Bequest Funds, LLC is fully recoverable and no impairment was recorded.

Level 3 rollforward

The following table presents a rollforward of the beginning and ending balances of the Company’s Level 3 assets for the year ended December 31, 2025:

	Mortgage loans	Investment in Bequest Funds, LLC
Balance, December 31, 2024	$-	$-
Purchases / contributions	1,503,319	2,932,000
Sales, settlements, and redemptions	(4,180)	(450,000)
Return of capital	-	(100,460)
Realized gains included in net loss	422	-
Unrealized gains included in net loss	11,209	-
Balance, December 31, 2025	$1,510,770	$2,381,540

Unobservable inputs

The Company’s mortgage loans are priced by an independent third-party valuation firm using a yield/spread methodology for performing loans and a collateral-liquidation methodology for distressed loans, in each case expressed as a discount to unpaid principal balance and stratified by delinquency tier as described in Note 2. The significant unobservable input for mortgage loans is the discount to unpaid principal balance applied by tier, which ranged from approximately 7% to 15% across the portfolio at December 31, 2025; a significant increase (decrease) in this discount would result in a lower (higher) fair value measurement.

The Company’s investment in Bequest Funds, LLC is measured using a recoverability approach rather than a discount-rate-based technique. The significant unobservable input is the estimated collectability of BQF’s underlying loan portfolio, which determines BQF’s net assets available to the senior investor stack and, in turn, the extent to which the Company’s preferred claim is covered. A significant deterioration in the estimated collectability of BQF’s underlying assets would reduce the coverage percentage described above and could result in an impairment of the Company’s investment.

4. Capital stock

Under the articles of incorporation, the total number of common shares of stock that the Company shall have authority to issue is 75,000 shares with a $1,000 par value per share. As of December 31, 2025 and December 31, 2024, no shares have been issued.

5. Management agreement

The Company is managed pursuant to a Management Services Agreement (the “Management Agreement”) originally entered into on April 1, 2024. During the year ended December 31, 2025, the counterparty providing services to the Company under the Management Agreement changed once, as follows:

●	From January 1, 2025 through June 1, 2025, services under the Management Agreement were provided by LMMS Management, LLC, the original counterparty under the Management Agreement. LMMS Management, LLC was owned by Bequest Capital, LLC, which itself is owned 50/50 by Shawn Muneio and Martin Saenz. LMMS Management, LLC has since been dissolved.

●	From June 2, 2025 through December 31, 2025, services under the Management Agreement were provided by Bequest Capital, LLC, the Company’s sole stockholder, pursuant to an Assignment of Management Services Agreement dated June 2, 2025, by which LMMS Management, LLC assigned all of its right, title, and interest in the Management Agreement to Bequest Capital, LLC.

Effective June 30, 2026, the Company appointed Bequest Asset Management, LLC as its manager pursuant to a new Management Services Agreement, replacing Bequest Capital, LLC in that role; services under the new agreement began July 1, 2026. See Note 13.

6. Related party transactions

Management fees

Under the Management Agreement, the Company pays the Manager a fee calculated as an annualized 3% of the total sum of invested monies, calculated as of the last calendar day of the month. Additionally, the Manager is entitled to reimbursement in the amount of $45,000 for startup and administrative costs.

For the year ended December 31, 2025, the Company incurred $57,960 of management fees in the aggregate, all of which were paid or payable to LMMS Management, LLC and Bequest Capital, LLC for the respective periods during which each acted as Manager. Of this amount, $45,981 remains payable as of December 31, 2025. For the period (since inception on February 15, 2024) ended December 31, 2024, the Company did not incur management fees.

Investment in Bequest Funds, LLC

During the year ended December 31, 2025, the Company acquired and held a preferred equity interest in Bequest Funds, LLC, an affiliate of the Company under common ownership and control. Bequest Funds, LLC is a Regulation D 506(c) private fund of which Mr. Saenz and Mr. Muneio serve as Managing Partners and in which they hold ownership interests in the sponsor.

For the year ended December 31, 2025, the Company’s transactions with Bequest Funds, LLC were as follows: cash contributions to Bequest Funds, LLC of $2,932,000; a $450,000 cash withdrawal of invested capital in November 2025; cash redemptions and return of capital of $529,170 (comprising the $450,000 withdrawal plus $79,170 of cash collected during the year on preferred return that was subsequently recharacterized to return of capital, as described below); preferred return income recognized of $8,940, net of $100,460 recharacterized during the year as return of capital based on Bequest Funds, LLC’s administrator restatement of investor capital accounts; a return-of-capital receivable of $21,290 at December 31, 2025 (reported in due from affiliates, and collected in cash on January 2, 2026); and an investment in Bequest Funds, LLC carried at $2,381,540 at December 31, 2025, measured on the recoverability basis described in Note 3. The Company invested in Bequest Funds, LLC on the same terms as other similarly situated investors in that vehicle, including the same preferred return rate, redemption mechanics, and reporting practices.

The $450,000 withdrawal and the underlying preferred-return cash receipts described above are corroborated by the Company’s general ledger transaction detail (Cogent Bank operating and main account activity) and, for the preferred-return restatement, by Bequest Funds, LLC’s NF-138 investor account statement prepared with the assistance of Withum.

Due from affiliates

The Company’s due from affiliates are all with related parties under common control. All amounts are due on demand and are classified as short-term. As of December 31, 2025, the return-of-capital receivable from Bequest Funds, LLC reported in the statement of assets and liabilities amounts to $21,290.

Due to affiliates

The Company’s amounts due to affiliates are all with related parties under common control. All amounts are due on demand and are classified as short-term. The Company has entered into a Line of Credit with its affiliate, Bequest Legacy Fund I, LLC, on April 8, 2024. The revolving line of credit has a drawdown limit of $100,000 and bears interest at 12% per annum on all outstanding balances during the term. The Line of Credit, originally scheduled to mature on April 8, 2025, is due on demand.

For the year ended December 31, 2025, the Company incurred $5,265 of interest under the Line of Credit. The Company did not pay any interest in cash to Bequest Legacy Fund I, LLC during the year; instead, accrued interest was added to the principal balance. Similarly, for the period ended December 31, 2024, the Company incurred $1,988 of interest under the Line of Credit, which was not paid in cash and instead was added to the principal balance. As of December 31, 2025, amounts due to affiliates totaled $51,462, representing the outstanding balance under the Line of Credit (including accrued interest) payable to Bequest Legacy Fund I, LLC, and are included in the statements of assets and liabilities. As of December 31, 2024, amounts due to affiliates totaled $54,057, consisting of $37,307 payable to Bequest Legacy Fund I, LLC and $16,750 payable to Bequest Capital, LLC. These amounts represent payments made to or on behalf of the Company and are reported in the statements of assets and liabilities.

7. Administrative services

Formidium Corp. (the “Administrator”) served as the Company’s administrator and performed certain administrative and accounting services on behalf of the Company through June 30, 2026. Effective July 1, 2026, Apex Group Ltd. succeeded Formidium Corp. as the Company’s administrator; see Note 13.

8. Commitments and contingencies

The Company may be subject to pending legal proceedings and regulatory actions in the ordinary course of business. The results of such proceedings cannot be predicted with certainty, but the Company does not anticipate that the final outcome, if any, arising out of any such matters will have a material adverse effect on its business, financial condition or results of operations. The Company is not currently involved with and does not know of any pending or threatened litigation against the Company. See Note 13 for a matter involving affiliates of the Company that was voluntarily reported to the Securities and Exchange Commission subsequent to December 31, 2025.

9. Income taxes

The Company is treated as a taxable C-corporation for federal and Florida state income tax purposes and applies ASC 740, Income Taxes. As described in Note 2, the Company has recorded a valuation allowance against its gross deferred tax assets to the extent not offset by deferred tax liabilities, resulting in a net deferred tax asset of $0 at December 31, 2025 and December 31, 2024, and a current income tax provision of $0 for each year then ended. At December 31, 2025, the Company also recorded a deferred tax liability of $2,841 related to an unrealized gain on mortgage loans not subject to the valuation allowance; because the future reversal of this taxable temporary difference is itself a source of taxable income under ASC 740-10-30-18(b), the valuation allowance against the gross deferred tax asset is reduced by an equivalent amount, resulting in no net impact to the statements of assets and liabilities or operations.

Components of the net deferred tax asset

The tax effects of temporary differences that give rise to the Company’s gross deferred tax asset at December 31, 2025 and December 31, 2024 are as follows:

	Federal	Florida (net)*	Total gross (2025)	2024
Net operating loss carryforward	$51,427	$10,641	$62,068	$9,667
Capitalized offering, organizational, professional, and legal costs	30,818	6,376	37,194	-
Gross deferred tax asset	82,245	17,017	99,262	9,667
Deferred tax liability — unrealized gain on mortgage loans, not subject to valuation allowance	(2,354)	(487)	(2,841)	-
Valuation allowance	(79,891)	(16,530)	(96,421)	(9,667)
Net deferred tax asset	$-	$-	$-	$-

*	Florida amounts above are presented net of the federal tax benefit of the state deduction, consistent with the 4.345% net rate (5.5% Florida statutory rate, reduced for the federal tax benefit) used in the rate reconciliation below.

Rate reconciliation

A reconciliation of the statutory federal and state income tax benefit to the Company’s recorded income tax provision for the year ended December 31, 2025 and the period (since inception on February 15, 2024) ended December 31, 2024 is as follows:

	2025	2024
Pretax book loss	$(342,693)	$(38,142)
Statutory federal benefit at 21%	71,966	8,010
Statutory state benefit, net of federal tax effect (4.345%)	14,890	1,657
Total statutory benefit	86,856	9,667
Permanent differences (K-1 income pickup)	(102)	-
Less: increase in valuation allowance	(86,754)	(9,667)
Income tax provision (current)	$-	$-

Net operating loss carryforwards

As of December 31, 2025, the Company had federal and Florida net operating loss carryforwards of approximately $244,888, which do not expire under current law but are subject to an 80%-of-taxable-income annual utilization limitation for federal purposes. Utilization of these carryforwards depends on the Company generating sufficient future taxable income, which is not currently supportable given the Company’s limited operating history and recurring losses; accordingly, the related deferred tax asset is fully offset by a valuation allowance as described above.

Uncertain tax positions

The Company did not have any unrecognized tax benefits as of December 31, 2025 or December 31, 2024, and does not expect any significant change in unrecognized tax benefits within the next twelve months. The Company’s policy is to recognize interest and penalties related to income tax matters, if any, as a component of income tax expense. No such amounts were recorded for the years presented. The Company’s income tax returns for all years since inception remain open to examination by federal and state taxing authorities.

10. Going concern

The financial statements have been prepared on a going concern basis, which assumes that the Company will continue in operation for the foreseeable future and will be able to realize its assets and discharge its liabilities in the normal course of business. The Company was recently incorporated and has a limited operating history. While the Company has raised funds from bondholders, which have since been invested, it continues to incur recurring operating losses and has accumulated a deficit since inception. The Company remains dependent on external financing to fund its operations and meet its obligations over the next 12 months. In addition, as described in Note 13, the affiliate through which the Company holds its Bequest Funds, LLC investment suspended payment of operating preferred returns from February 2026 through July 2026, with accrued amounts remaining outstanding; this investment represented approximately 54% of the Company’s total assets at December 31, 2025 and its suspension of returns is an additional constraint on the Company’s liquidity. These factors, including the Company’s limited operating history, recurring operating losses, accumulated deficit, dependence on external financing, and the preferred return suspension described above, raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date these financial statements are available to be issued.

Management has evaluated these conditions and has developed a plan to raise additional funds through a Regulation A offering to support ongoing operations and future growth. While management believes this plan will provide the necessary capital to sustain operations, these plans are not fully within the Company’s control and cannot be assured of success. Accordingly, substantial doubt about the Company’s ability to continue as a going concern has not been alleviated. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

11. Payable to bondholders

As of December 31, 2025, $4,640,367 is presented as payable to bondholders on the statements of assets and liabilities, of which $1,305,274 is classified as current and $3,335,093 is classified as non-current. The Company has issued multiple classes of unsecured bonds (Class A through Class F) under its Series A Bonds offering to third-party investors pursuant to the Company’s Regulation A offering. The bonds generally bear interest at fixed stated rates ranging from 5% to 8% per annum, were issued on various dates during 2025, and mature on various dates through 2030. Interest is generally payable monthly in arrears. Class A, B, and C bonds are non-amortizing, with principal due at maturity; Class D, E, and F bonds are five-year, level-payment amortizing notes under which scheduled principal is repaid over the term, as described further below. All classes are subject to the specific terms applicable to that class, including, as applicable, optional redemption provisions. The net proceeds from the issuance of the bonds were used for investment purposes.

The Company engages an independent third-party service provider to administer the bondholder records and provide related schedules and reports. The recorded liability of $4,640,367 represents the principal owed to bondholders, plus accrued interest, if any, as of December 31, 2025. The Company had no bonds payable to bondholders as of December 31, 2024.

Current / non-current classification

Class A bonds (immediately redeemable), Class B bonds (6-month maturity), and Class C bonds (1-year maturity) are classified entirely as current, since all outstanding balances in those classes mature within twelve months of the statement of assets and liabilities date. Class D, E, and F bonds are five-year, level-payment amortizing notes; the current portion for these classes represents the principal scheduled to amortize within twelve months of the statement of assets and liabilities date, determined using a pool-level proportional method (projecting each class’ aggregate scheduled amortization forward twelve months at the stated coupon rate and applying the resulting ratio to each investor’s ending balance) rather than an investor-by-investor maturity schedule.

Scheduled maturities

The following table presents the principal maturities of the Company’s bonds payable for each of the next five years, in the aggregate, as of December 31, 2025, determined in accordance with the Company’s policy described in “Current / non-current classification” above. The amount for the year ending December 31, 2026 reflects the current portion determined under the pool-level proportional method described above; amounts for the years ending December 31, 2027 through 2030 are determined by applying a level amortization model at each class’ stated coupon rate to the non-current balances of Class D, E, and F (the Company’s five-year amortizing classes). Class A, B, and C bonds are fully reflected in the 2026 amount, consistent with their disclosed maturities.

Year ending December 31,	Amount
2026	$1,305,274
2027	745,351
2028	801,430
2029	861,733
2030	926,579
Total	$4,640,367

The total presented above ties to the $4,640,367 payable to bondholders presented on the statements of assets and liabilities as of December 31, 2025.

12. Financial highlights

The Company does not have any classes of common shares or other non-managing investor equity interests outstanding. Accordingly, there are no classes of common shares for which financial highlights are required, and financial highlights have not been presented for the years ended December 31, 2025 and 2024.

13. Subsequent events

Management evaluated subsequent events through September 29, 2026, which is the date these financial statements are available to be issued, and identified the following subsequent events, which are described in further detail below.

Manager change

Bequest Asset Management, LLC (“BAM”) was organized as a Delaware limited liability company on March 31, 2026. On June 30, 2026, the Company entered into a new Management Services Agreement with BAM and appointed BAM as the Company’s manager, replacing Bequest Capital, LLC in that role. The transition of management services and the related management fee entitlement to BAM was completed effective July 1, 2026, one day after the agreement date; management fees for the period from January 1, 2026 through June 30, 2026 were paid or payable to Bequest Capital, LLC under the prior arrangement, and Bequest Capital, LLC remained the Company’s manager through June 30, 2026 notwithstanding the same-day ownership transfer described below. The membership interests of BAM are anticipated to include Mr. Muneio, Mr. Saenz, Mr. Friedman, Mr. Keefe, and outside investors. The Investment Committee was also reconstituted in connection with the management transition and, as of the date these financial statements are available to be issued, consists of three (3) members: Shawn Muneio, David Friedman, and James Keefe.

Administrator transition

Effective July 1, 2026, Apex Group Ltd. succeeded Formidium Corp. as the Company’s Administrator.

Mortgage loan portfolio activity

In January 2026, a mortgage loan included in the Company’s December 31, 2025 portfolio (a Michigan loan) paid in full, resulting in a realized gain of approximately $5,922 recognized in 2026. In July 2026, two delinquent loans from the December 2025 portfolio (a Nebraska loan and a Texas loan) were modified to extend their maturities and revise their interest rates; both loans have since returned to accruing status.

During the first seven months of 2026, the Company acquired additional residential mortgage loans in a series of transactions, including loans purchased from affiliated entities (Bequest Equity Fund V, LLC, Bequest Funds, LLC, and Bequest Legacy Fund I, LLC) and loans purchased from an unaffiliated seller in a bulk trade settled in May 2026. Affiliate transactions were supported by pricing analyses benchmarked to contemporaneous arm’s-length trades and were approved by the Investment Committee.

Business loan origination

On July 22, 2026, the Company entered into a Loan Agreement with Nexa Asset Acquisitions LLC, an unaffiliated third party, pursuant to which the Company agreed to lend $712,166 (the “Loan”), the Company’s first such business loan. The Loan bears interest at a stated rate of 10% per annum, matures in three years (subject to a lender option to extend up to six months), and is secured by a first-priority security interest in a designated pool of residential mortgage loan collateral and related collections, together with a limited guaranty. The Loan represents approximately 16% of the Company’s total assets at December 31, 2025.

Change in ownership

On June 30, 2026, ownership of the Company transferred from Bequest Capital, LLC to Bequest Asset Management, LLC. The related capitalization records are under review with counsel; see Note 5.

First half of 2026 financial activity

During the six months ended June 30, 2026, the Company issued $4,256,416 of additional bonds (including $22,416 of bonds issued in satisfaction of reinvested distributions) and settled $483,150 of principal through payment or reinvestment, resulting in a payable to bondholders of $8,413,633 at June 30, 2026, of which $2,786,868 was classified as current and $5,626,765 as non-current. The Company incurred a net loss of $335,326 for the six months ended June 30, 2026. As disclosed in the Company’s Form 1-SA for the six months ended June 30, 2026, the December 31, 2025 payable to bondholders was presented entirely as current in that filing, consistent with the Company’s financial statements as previously filed; the current/non-current classification described in Note 11 above reflects the classification methodology adopted in connection with this amended audit, and comparative classification in future interim filings is expected to be conformed accordingly.

Investigation and voluntary self-report to the Securities and Exchange Commission by affiliates

Subsequent to December 31, 2025, Bequest Funds, LLC and Bequest Legacy Fund I, LLC (together, the ‘Affiliated Funds’) identified that they had used investor capital contributions to fund operating preferred return payments earlier than permitted under their operating agreements and voluntarily reported this matter to the U.S. Securities and Exchange Commission. The Affiliated Funds suspended payment of operating preferred returns from February 2026 through July 2026 while they evaluated the matter; in August 2026, Bequest Funds, LLC resumed payment of operating preferred returns to the Company on a current-month basis. Amounts that accrued during the suspension period remain outstanding. The Affiliated Funds continue to conduct investigations and related procedures to assess any impacts on their operations and financial position.

The Company is not itself the subject of the SEC matter or related investigations. As described in Note 6, as of December 31, 2025 the Company held a preferred equity interest in Bequest Funds, LLC carried at $2,381,540 and had recognized preferred return income and recorded related receivables and payables with the Affiliated Funds. Because the investigations and evaluations by the Affiliated Funds and any regulatory outcomes are ongoing, the potential effects on the carrying value of the Company’s investment in Bequest Funds, LLC, the related receivable and payable balances, and the recognition of preferred return income in future periods cannot be reasonably estimated as of the date these financial statements are available to be issued.

Other than the matters described above, management has not identified any subsequent events that would require disclosure or recognition in the financial statements.

Item 8. Exhibits

Articles of Incorporation, Bequest Bonds I, Inc., dated March 19, 2024*	2.1
Bylaws of Bequest Bonds I, Inc., dated March 19, 2024*	2.3
Form of Bond Certificate*	3.1
Form of Investor Agreement*	3.2
Subscription Agreement dated June 4, 2025*	4.1
Management Agreement of LMMS Management LLC dated April 12, 2024, Subsequently assigned to Bequest Capital LLC*	6.1
Management Agreement of Bequest Asset Management, LLC dated June 30, 2026	6.2
Letter re Change in Certifying Accountant*	9.1
Consent of Independent Auditor	11.1

*	Filed Previously and incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this Annual Report to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Sarasota, Florida, on October 5, 2026.

Bequest Bonds I, Inc.

/s/ Shawn Muneio
By:	Shawn Muneio
Director

/s/ David Friedman
By:	David Friedman
Director

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer and in the capacities and on the dates indicated above.

Bequest Bonds I, Inc.

/s/ Shawn Muneio
By:	Shawn Muneio
Principal Executive Officer
Chief Executive Officer of Bequest Asset Management, LLC

/s/ David Friedman
By:	David Friedman
Principal Financial and Accounting Officer
Chief Financial Officer of Bequest Asset Management, LLC